UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant	☑
Filed by a party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under Rule 14a-12

SLEEP NUMBER CORPORATION (Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Dear Shareholders,

The future belongs to companies with purpose. At Sleep Number, our differentiated business model is centered on a singular mission of improving lives by individualizing sleep experiences.

Our consumer innovation strategy was initiated six years ago in anticipation of the powerful convergence of consumer trends in sleep, technology and health. Since that time, we have invested nearly half a billion dollars to strengthen our competitive advantages: sleep innovation, exclusive distribution, and lifelong customer relationships. In November we also changed our corporate name to Sleep Number Corporation in support of our more broadly relevant brand and long-term value creation.

The integrated strategic company transformation and ongoing evolution is optimizing our culture and opportunities, while considering risks as we drive sustainable growth. Our progress is demonstrated in the superior shareholder returns we have delivered, including 53 percent stock price appreciation over the past five years. Our record 2017 financial results included:

●	Net sales of $1.4 billion, up 10% versus the prior year, with positive comparable sales for the fourth consecutive year;

●	Net operating profit of $92 million, up 20%; and

●	Earnings per share of $1.55, up 41%

We generated record cash flows from operations of $173 million, up 14% versus 2016, while returning $150 million in cash to shareholders through share repurchases. We continue to prioritize high-confidence investments in the business, generating a return on invested capital of more than 14% in 2017 (well above our weighted average cost of capital).

The force behind our strategy is our relentless focus on the consumer. We are committed to understanding, anticipating and adapting to our customers’ changing needs. We have disrupted the commoditized mattress industry with “Sleep Tech” that provides life-changing value. We are leading a shift from traditional to disruptive technologies. Our proprietary SleepIQ® technology platform captures more than 4 billion biometric data points every night, making it one of the most comprehensive databases of consumer biometric data. Our proprietary algorithms interpret this data to provide relevant insights to improve our customers’ sleep and wellness.

In a world where consumers are taking increasing accountability for their health, our high-quality data combined with individualized adjustability sets us apart. We continued to bring these advantages to consumers in 2017 with the introduction of the most important innovation in our company’s 31-year history – the Sleep Number 360® smart bed. With SleepIQ technology as its brain, the 360 smart bed automatically responds to sleepers’ biometrics by adjusting the firmness to improve their quality of sleep, while providing individual sleep and biometric data. We will continue to advance the robustness of our sleep data and linkage to overall health as part of our long-term strategic orientation.

Our investment decisions have also supported exclusive distribution. Our direct to consumer approach includes an extraordinary retail experience that has over 550 healthy stores in 50 states with a cohesive online shopping experience. We utilize machine learning models to optimize our direct-to-consumer marketing actions to break through today’s noisy and crowded consumer market place. This precision targeting individualizes communications by determining what content will be most effective for specific consumers, thus resulting in a high return on our marketing investments. Our customer relationships are lifelong and these predictive tools help deepen our connections with our loyal customers and attract new consumers to the brand. Today, high-value referral business and repeat customers constitute more than 40% of our revenue.

As a further amplification of how Sleep Number® adjustability and SleepIQ technology improve sleep and performance, we announced a groundbreaking partnership with the National Football League in early 2018. We are now the NFL’s official sleep and wellness partner and expect this partnership to generate broader awareness for the Sleep Number brand.

We still have significant opportunity to further improve our customer experience and operating margins as we execute our strategic initiatives. The investments we have made in our technology platforms are enabling increased profitability through faster and more efficient operations. Our teams have embraced lean and six sigma methodologies, implementing process improvements that result in better service, reduced costs, and elimination of waste. We also are on track with multi-year plans to upgrade our supply chain. Pilots to manufacture and deliver pre-assembled beds are validating efficiency, reliability and value improvements. We expect to benefit from continuing gross margin leverage as we realize efficiencies from this network reconfiguration and the full deployment of the Sleep Number 360 line of smart beds.

The future belongs to companies with purpose that is meaningful to consumers. The core of our culture is the dedication to improving lives; we have improved more than 11 million lives with better quality sleep. Our passionate, talented and mission-driven teams comprise the culture that will enable us to achieve our vision of becoming one of the world’s most beloved brands by delivering an unparalleled sleep experience. Break-through consumer innovations, like our Sleep Number 360 smart bed, define the future of sleep and shape the future of health and wellness.

Sleep well, dream big,

Shelly Ibach

Sleep Number® setting 40, average SleepIQ® score of 77

President and Chief Executive Officer

2

1001 Third Avenue South

Minneapolis, Minnesota 55404

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

May 16, 2018

TO THE SHAREHOLDERS OF SLEEP NUMBER CORPORATION:

Sleep Number Corporation will hold its Annual Meeting of Shareholders at 8:30 a.m. Central Time on Wednesday, May 16, 2018. The meeting will be conducted completely as a virtual meeting via the Internet at www.virtualshareholdermeeting.com/SNBR2018. The purposes of the meeting are to:

1.	Elect three persons to serve as Directors for three-year terms;

2.	Cast an advisory vote to approve executive compensation; and

3.	Cast an advisory vote to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the 2018 fiscal year ending December 29, 2018.

Shareholders of record at the close of business on March 21, 2018 will be entitled to vote at the meeting and any adjournments thereof. Your vote is important. Please be sure to vote your shares in favor of the Board of Directors’ recommendations in time for our May 16, 2018 meeting date. Your attention is directed to the Proxy Statement for a more complete statement of the matters to be considered at the meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDERS’ MEETING TO BE HELD ON MAY 16, 2018: The Proxy Statement and Annual Report for the year ended December 30, 2017 and related materials are available at www.sleepnumber.com/investor-relations.

By Order of the Board of Directors,

Mark A. Kimball
Senior Vice President,
Chief Legal and Risk Officer and Secretary

April 6, 2018

Minneapolis, Minnesota

As used in this Proxy Statement, the terms “we,” “us,” “our,” the “company” and “Sleep Number” mean Sleep Number Corporation and its subsidiaries and the term “common stock” means our common stock, par value $0.01 per share.

i

1001 Third Avenue South

Minneapolis, Minnesota 55404

PROXY STATEMENT

FOR

ANNUAL MEETING OF SHAREHOLDERS

May 16, 2018

FREQUENTLY ASKED QUESTIONS ABOUT THE MEETING AND VOTING

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Sleep Number Corporation for use at the 2018 Annual Meeting of Shareholders.

When is the Annual Meeting and who may attend?

The Annual Meeting will be held at 8:30 a.m. Central Time on Wednesday, May 16, 2018. The meeting will be conducted completely as a virtual meeting via the Internet. Shareholders may attend the meeting, vote their shares and submit questions electronically during the meeting via live webcast by visiting www.virtualshareholdermeeting.com/SNBR2018. Our 2018 Annual Meeting will be held completely online to enable greater participation and efficiency for shareholders and the company. Shareholders will need the 16-digit control number included in Notice of Internet Availability of Proxy Materials, on the proxy card or in the instructions that accompanied the proxy materials to enter the annual meeting and to vote their shares at the meeting.

Who is entitled to vote?

Shareholders of record at the close of business on March 21, 2018 (the “Record Date”) are entitled to vote at the meeting. As of the Record Date, there were 37,392,488 shares of common stock outstanding. Each share is entitled to one vote on each matter to be voted on at the Annual Meeting. Shareholders are not entitled to cumulative voting rights.

What is the difference between “Shareholders of Record” and “Beneficial Owners”?

If your shares are registered in your name in the records maintained by our stock transfer agent, you are a “Shareholder of Record.” If you are a Shareholder of Record, notice of the meeting was sent directly to you.

If your shares are held in the name of your bank, broker, nominee or other holder of record, your shares are held in “street name” and you are considered the “Beneficial Owner.” Notice of the meeting has been forwarded to you by your bank, broker, nominee or other holder of record, who is considered, with respect to those shares, the Shareholder of Record. As the Beneficial Owner, you have the right to direct your bank, broker, nominee or other holder of record how to vote your shares by using the voting instructions you received.

If you are a Beneficial Owner and you do not give instructions to the organization holding your shares, then that organization cannot vote your shares and the shares held by that organization will not be considered as present and will not be entitled to vote on any matter to be considered at the Annual Meeting.

How can I receive proxy materials?

We are furnishing proxy materials to our shareholders primarily via the Internet. On or about April 6, 2018, we will begin mailing to certain of our shareholders a Notice of Internet Availability of Proxy Materials (the “Shareholder Notice”), which includes instructions on (i) how to access our Proxy Statement and Annual Report on the Internet, (ii) how to request that a printed copy of these proxy materials be forwarded to you, and (iii) how to vote your shares. If you receive the Shareholder Notice, you will not receive a printed copy of the proxy materials unless you request a printed copy by following the instructions in the Shareholder Notice. All other shareholders will be sent the proxy materials by mail beginning on or about April 6, 2018.

Requests for printed copies of the proxy materials can be made by Internet at http://www.proxyvote.com, by telephone at 1-800-579-1639 or by email at sendmaterial@proxyvote.com by sending a blank email with your control number in the subject line.

What does it mean if I receive more than one proxy card or Shareholder Notice?

If you received more than one proxy card or Shareholder Notice, it generally means you hold shares registered in more than one account. If you received a paper copy of the proxy statement and you choose to vote by mail, sign and return each proxy card. If you choose to vote by Internet or telephone, vote once for each proxy card and/or Shareholder Notice you receive. If you have received more than one Shareholder Notice, vote once for each Shareholder Notice that you receive.

What are shareholders being asked to vote on?

There are three items to be voted on at the meeting:

●	The election of three persons to serve as Directors for three-year terms;

●	An advisory vote to approve executive compensation; and

●	An advisory vote to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 29, 2018.

What are my voting choices?

For proposal 1, the election of Directors, you may:

●	Vote in favor of all nominees;

●	Vote in favor of specific nominees and withhold a favorable vote for specific nominees; or

●	Withhold authority to vote for all nominees.

For each of proposal 2 (the advisory vote to approve executive compensation) and proposal 3 (the advisory vote to ratify the selection of independent auditors) you may:

●	Vote in favor of the proposal;

●	Vote against the proposal; or

●	Abstain from voting on the proposal.

How does the Board recommend that I vote?

Sleep Number’s Board unanimously recommends that you vote your shares:

●	“For” the election of each of the nominees for Director nominated herein by the Board of Sleep Number;

●	“For” the advisory vote to approve executive compensation; and

●	“For” the advisory vote to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 29, 2018.

How are votes counted?

If you are a Shareholder of Record and grant a proxy by telephone or Internet without voting instructions, or sign and submit your proxy card without voting instructions, your shares will be voted “FOR” each Director nominee and “FOR” each of the other proposals outlined above in accordance with the recommendations of the Board.

Proxies marked “Withhold” on proposal 1 (election of Directors), or “Abstain” on proposal 2 (the advisory vote to approve executive compensation) or proposal 3 (the advisory vote to ratify the selection of independent auditors), will be counted in determining the total number of shares entitled to vote on such proposals and will have the effect of a vote “Against” a Director or a proposal.

If you are a Beneficial Owner and hold your shares in “street name,” such as through a bank, broker or other nominee, you generally cannot vote your shares directly and must instead instruct the broker how to vote your shares using the voting instruction form provided by the broker.

What is a Broker Non-Vote?

If a Beneficial Owner does not provide timely instructions, the broker will not have the authority to vote on any non-routine proposals at the Annual Meeting, which includes proposals 1 and 2. Brokers will have discretionary authority to vote on proposal 3 because the ratification of the appointment of independent auditors is considered a routine matter. If the broker votes on proposal 3 (the advisory vote to ratify the selection of independent auditors), but does not vote on another proposal because the broker does not have discretionary voting authority and has not received instructions from the Beneficial Owner, this results in a “broker non-vote” with respect to such other proposal(s).

Broker non-votes on a matter may be counted as present for purposes of establishing a quorum for the meeting, but are not considered entitled to vote on that particular matter. Consequently, broker non-votes generally will have no effect on the outcome of the matter. However, if and to the extent that broker non-votes are required to establish the presence of a quorum at the Annual Meeting, then any broker non-votes will have the same effect as a vote “Withheld” or “Against” any matter that requires approval of a majority of the minimum number of shares required to constitute a quorum for the transaction of business at the Annual Meeting.

What is the vote required to approve each proposal?

Assuming that a quorum is present to vote on each of the proposals, proposals 1, 2, and 3 will require the affirmative vote of holders of a majority of the shares represented and entitled to vote in person or by proxy on such action.

Please note that each of proposals 2 and 3 are “advisory” votes, meaning that the shareholder votes on these items are for purposes of enabling shareholders to express their point of view or preference on these proposals, but are not binding on the company or its Board of Directors and do not require the company or its Board of Directors to take any particular action in response to the shareholder vote. The Board intends to consider fully the votes of our shareholders in the context of any further action with respect to these proposals.

What constitutes a “quorum,” or how many shares are required to be present to conduct business at the Annual Meeting?

The presence, in person or by proxy, of the holders of a majority of the outstanding shares of common stock entitled to vote (i.e., at least 18,696,245 shares) will constitute a quorum for the transaction of business at the Annual Meeting. In general, shares of common stock represented by a properly signed and returned proxy card or properly voted by telephone or via the Internet will be counted as shares represented and entitled to vote at the Annual Meeting for purposes of determining a quorum, without regard to whether the card reflects abstentions and withhold votes (or is left blank) or reflects a “broker non-vote” on a matter.

How do I vote my shares?

If you are a Shareholder of Record as of the record date, you can vote your shares in any of the following ways:

●	Over the telephone by calling the toll-free number on the proxy card;

●	Over the Internet by following the instructions on the proxy card;

●	Through the mail – if you received a paper copy of the proxy statement, you may vote by mail by signing, dating and mailing your proxy card in the envelope provided; or

●	Over the Internet during the 2018 annual meeting by going to www.virtualshareholdermeeting.com/SNBR2018 and using your 16-digit control number (included on the Notice of Internet Availability of Proxy Materials, on your proxy card or in the instructions that accompanied your proxy materials).

The telephone and Internet voting procedures have been set up for your convenience. We encourage you to save corporate expense by submitting your vote by telephone or Internet. The procedures have been designed to authenticate your identity, to allow you to give voting instructions, and to confirm that those instructions have been recorded properly.

If you are a Beneficial Owner of shares held in “street name,” you must vote your shares in the manner prescribed by your bank, broker or other nominee. Your bank, broker or other nominee has provided notice by email or a printed voting instruction card for you to use in directing the bank, broker or nominee how to vote your shares. Telephone and Internet voting are also encouraged for Beneficial Owners who hold their shares in street name.

Beneficial Owners should be aware that brokers are not permitted to vote shares on non-routine matters, including the election of Directors or matters related to executive compensation, without instructions from the Beneficial Owner. As a result, brokers are not permitted to vote shares on proposal 1 (election of Directors) or proposal 2 (the advisory vote to approve executive compensation) without instructions from the Beneficial Owner. Therefore, Beneficial Owners are advised that if they do not timely provide instructions to their bank, broker or other holder of record with respect to proposals 1 or 2, their shares will not be voted in connection with any such proposal for which they do not provide instructions. Proposal 3 (the advisory vote to ratify the selection of independent auditors) is considered a routine matter and, as such, brokers will still be able to vote shares held in brokerage accounts with respect to proposal 3, even if they do not receive instructions from the Beneficial Owner.

Your vote is important. Whether or not you plan to attend the meeting, we urge you to vote your shares in time for our May 16, 2018 meeting date.

May I revoke a proxy and change my vote?

Yes. Any shareholder giving a proxy may revoke it at any time prior to its use at the Annual Meeting by:

●	Delivering written notice of revocation to the Corporate Secretary before 6:00 p.m., Eastern Daylight Time, on May 14, 2018;

●	Submitting to the Corporate Secretary before 6:00 p.m., Eastern Daylight Time, on May 14, 2018, a properly signed proxy card bearing a later date than the prior proxy card;

●	Voting again by Internet or telephone before 11:59 p.m., Eastern Daylight Time, on May 15, 2018; or

●	Participating in the Annual Meeting and voting your shares electronically during the Annual Meeting. Participation in the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically make that request.

Can I receive future proxy materials electronically?

Yes. If you are a Shareholder of Record and you received a paper copy of the proxy materials, you may elect to receive future proxy statements and annual reports online as described in the next paragraph. If you elect this feature, you will receive an email message notifying you when the materials are available, along with a web address for viewing the materials. If you received this proxy statement electronically, you do not need to do anything to continue receiving proxy materials electronically in the future.

Whether you are a Shareholder of Record or a Beneficial Owner holding shares through a bank or broker, you can enroll for future electronic delivery of proxy statements and annual reports by following these steps:

●	Go to our website at www.sleepnumber.com;

●	In the Investor Relations section, click on Electronic Fulfillment;

●	Click on the check-marked box next to the statement “Shareholders can register for electronic delivery of proxy-related materials.”; and

●	Follow the prompts to submit your request to receive proxy materials electronically.

Generally, banks and brokers offering this choice require that shareholders vote through the Internet in order to enroll. Beneficial Owners whose bank or broker is not included in this website are encouraged to contact their bank or broker and ask about the availability of electronic delivery. As is customary with Internet usage, the user must pay all access fees and telephone charges. You may view this year’s proxy materials at www.proxyvote.com.

What are the costs and benefits of electronic delivery of Annual Meeting materials?

There is no cost to you for electronic delivery of annual meeting materials. You may incur the usual expenses associated with Internet access as charged by your Internet service provider. Electronic delivery ensures quicker delivery, allows you to view or print the materials at your computer and makes it convenient to vote your shares online. Electronic delivery also conserves natural resources and saves the company printing, postage and processing costs.

Who bears the proxy solicitation costs?

The proxies being solicited hereby are being solicited by the Board of Directors of the company. The cost of preparing and mailing the notice of Annual Meeting, this proxy statement and the accompanying proxy and the cost of solicitation of proxies on behalf of the Board of Directors will be borne by the company. The company may solicit proxies by mail, internet (including by email, Twitter, the use of our investor relations website and other online channels of communication), telephone, facsimile and other electronic channels of communication, town hall meetings, personal interviews, press releases, and press interviews. Our Directors, officers and regular team members may, without compensation other than their regular compensation and the reimbursement of expenses, solicit proxies by telephone or personal conversation. In addition, we may reimburse brokerage firms and others for their reasonable and documented expenses incurred in connection with forwarding proxy materials to the Beneficial Owners of our common stock.

STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table shows the beneficial ownership of Sleep Number common stock as of February 24, 2018 (unless another date is indicated) by (a) each director, each nominee for director recommended by our Board and each executive officer named in the Summary Compensation Table on page 52 of this Proxy Statement, (b) all directors and executive officers as a group and (c) each person known by us to be the Beneficial Owner of more than 5% of Sleep Number common stock.

Title of Class	Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (2)	Percent of Class
Common Stock	Daniel I. Alegre	20,670	*
Common Stock	Andrea L. Bloomquist (3)	108,175	*
Common Stock	David R. Callen (4)	50,025	*
Common Stock	Andrew P. Carlin (3)	77,232	*
Common Stock	Stephen L. Gulis, Jr. (5)	84,823	*
Common Stock	Michael J. Harrison (5)	43,140	*
Common Stock	Shelly R. Ibach (6)	368,729	*
Common Stock	Suresh Krishna	47,067	*
Common Stock	Brenda J. Lauderback (5)	51,227	*
Common Stock	Barbara R. Matas (5)	9,876	*
Common Stock	Kathleen L. Nedorostek (5)	42,169	*
Common Stock	Vicki A. O’Meara	5,550	*
Common Stock	Michael A. Peel (5)	108,962	*
Common Stock	Jean-Michel Valette	278,191	*
Common Stock	All directors and executive officers as a group (19 persons) (7)	1,660,076	4.3%
Common Stock	BlackRock, Inc. (8) 55 East 52nd Street New York, New York 10055	5,009,987	13.2%
Common Stock	The Vanguard Group, Inc. (9) 100 Vanguard Blvd. Malvern, Pennsylvania 19355	4,025,241	10.6%
Common Stock	Disciplined Growth Investors, Inc. (10) 150 South Fifth Street, Suite 2550 Minneapolis, Minnesota 55402	3,674,807	9.7%
Common Stock	Vulcan Value Partners, LLC (11) 2801 Highway 280 South, Suite 300 Birmingham, Alabama 35223	3,100,206	8.1%

 * Less than 1% of the outstanding shares.

(1)	The business address for each of the directors and executive officers of the company is c/o Sleep Number Corporation, 1001 Third Avenue South, Minneapolis, Minnesota 55404.

(2)	The shares shown include the following shares that directors and executive officers have the right to acquire within 60 days through the exercise of stock options: Mr. Alegre (9,482 shares); Ms. Bloomquist (65,209 shares); Mr. Callen (23,022 shares); Mr. Carlin (46,084 shares); Mr. Gulis (20,357 shares); Mr. Harrison (12,951 shares); Ms. Ibach (235,633 shares); Mr. Krishna (13,407 shares); Ms. Lauderback (20,357 shares); Ms. Matas (2,247 shares); Ms. Nedorostek (15,357 shares); Ms. O’Meara (2,247 shares); Mr. Peel (30,970 shares); and Mr. Valette (20,357 shares). The shares shown also include the following shares that executive officers have the right to acquire within 60 days through the vesting of restricted stock units: Mr. Krishna (14,025 shares).

(3)	Includes 8,082 shares held under performance stock grants that have not vested.

(4)	Includes 6,060 shares held under performance stock grants that have not vested.

(5)	The Amended and Restated 2010 Omnibus Plan (the Plan) permits non-employee directors to receive director fees in the form of common stock in lieu of cash, and to defer receipt of such shares. In addition, the Plan permits non-employee directors to defer receipt of shares of the company’s common stock under an Incentive Award granted under the Plan (referred to as Restricted Stock Units or RSUs). The directors are entitled to the deferred shares and fully-vested RSUs upon separation of service from the company. Mr. Gulis’s amount includes 49,746 shares that were deferred in lieu of director fees and 14,720 RSUs that were deferred. Mr. Harrison’s amount includes 4,689 shares that were deferred in lieu of director fees and 9,328 RSUs that were deferred. Ms. Lauderback’s amount includes 9,210 RSUs that were deferred. Ms. Matas’ amount includes 4,326 shares that were deferred in lieu of director fees and 2,642 RSUs that were deferred. Ms. Nedorostek’s amount includes 12,092 shares that were deferred in lieu of director fees. Mr. Peel’s amount includes 10,086 RSUs that were deferred.

(6)	Includes 40,407 shares held under performance stock grants that have not vested.

(7)	Includes an aggregate of 691,931 shares that directors and executive officers as a group have the right to acquire within 60 days through the exercise of stock options. Includes an aggregate of 91,419 shares held under restricted performance stock grants that have not vested and 14,025 shares that directors and executive officers as a group have the right to acquire within 60 days through the vesting of RSUs. Also includes 70,854 shares that were deferred by non-employee directors in lieu of director fees and 74,616 RSUs that were deferred by executive officers and non-employee directors.

(8)	BlackRock, Inc. reported in a Schedule 13G filed with the Securities and Exchange Commission on January 19, 2018 that as of December 31, 2017 it beneficially owned 5,009,987 shares of Common Stock of Sleep Number Corporation, had sole power to vote or to direct the vote with respect to 4,923,578 shares and sole dispositive power with respect to 5,009,987 shares.

(9)	The Vanguard Group, Inc. reported in a Schedule 13G/A filed with the Securities and Exchange Commission on February 12, 2018 that as of January 31, 2018 it beneficially owned 4,025,241 shares of Common Stock of Sleep Number Corporation, had sole power to vote or to direct the vote with respect to 76,295 shares, shared power to vote or to direct the vote with respect to 6,230 shares, shared dispositive power with respect to 78,755 shares and sole dispositive power with respect to 3,946,486 shares.

(10)	Disciplined Growth Investors, Inc. reported in a Schedule 13F filed with the Securities and Exchange Commission on February 15, 2018 that as of December 31, 2017 it beneficially owned 3,674,807 shares of Common Stock of Sleep Number Corporation, had sole dispositive power with respect to 3,674,807 shares, sole power to vote or to direct the vote with respect to 3,065,596 shares and no voting power with respect to 609,211 shares.

(11)	Vulcan Value Partners, LLC reported in a Schedule 13G/A filed with the Securities and Exchange Commission on February 12, 2018 that as of January 31, 2018 it beneficially owned 3,100,206 shares of Common Stock of Sleep Number Corporation, had sole power to vote or to direct the vote with respect to 3,060,697 shares and sole dispositive power with respect to 3,100,206 shares.

ELECTION OF DIRECTORS

(Proposal 1)

Nomination

Article XIV of our Third Restated Articles of Incorporation provides that the number of Directors must be at least one but not more than 12 and must be divided into three classes as nearly equal in number as possible. The exact number of Directors is determined from time-to-time by the Board of Directors. The term of each class is three years and the term of one class expires each year in rotation.

Immediately prior to the 2018 Annual Meeting, our Board will consist of 10 members, three of which will be up for election at the 2018 Annual Meeting. The Board has nominated Daniel I. Alegre, Stephen L. Gulis, Jr. and Brenda J. Lauderback for election to the Board, each for a term of three years expiring at the 2021 Annual Meeting, or until their successors are elected and qualified. Mr. Alegre, Mr. Gulis, and Ms. Lauderback have each consented to being named as a nominee in this proxy statement and to serve as a Director if elected. Mr. Alegre has served on our Board since 2013; Mr. Gulis has served on our Board since 2005; and Ms. Lauderback has served on our Board since 2004.

Vote Required

The election of each nominee for Director requires the affirmative vote of a majority of the shares represented and entitled to vote on the election of Directors at the Annual Meeting. Any broker non-votes on the election of each nominee for Director will be treated as shares not entitled to vote on that matter, and thus will not be counted in determining whether the Director has been elected.

Board Recommendation

The Board recommends a vote “For” the election of each of Mr. Alegre, Mr. Gulis, and Ms. Lauderback. In the absence of other instructions, properly signed and delivered proxies will be voted “For” the election of each of these nominees.

If prior to the Annual Meeting the Board should learn that any nominee will be unable to serve for any reason, the proxies that otherwise would have been voted for such nominee will be voted for such substitute nominee as selected by the Board. Alternatively, the proxies, at the Board’s discretion, may be voted for such fewer number of nominees as results from the inability of any such nominee to serve. The Board has no reason to believe that any of the nominees will be unable to serve.

Information about the Board’s Nominees and Other Directors

The following table provides information as of the date of this Proxy Statement about each individual serving as a Director of our company and each individual nominated by the Board to serve as a Director. Each Director or Nominee has furnished the information included below that relates to his or her respective age, principal occupation and business experience, as well as the names of other boards on which he or she currently serves as a Director or has served in the past. In addition, the table below highlights the relevant experience, qualifications, attributes and skills that led our Board to conclude that each Director or nominee is qualified to serve as a Director of our company.

Name and Age of Nominee and/or Director	Principal Occupation, Business Experience and Directorships of Other Companies	Director Since
Nominees for election this year to three-year terms expiring in 2021:

Daniel I. Alegre Age 49	Occupation: President of Global Partner Business Solutions for Google, Inc. since November 2012; Held various roles at Google since 2004, including President of Asia Pacific and Japan, overseeing all regional operations, and Vice President of Latin American and Asia Pacific Business Development; Previously, Mr. Alegre was Vice President at Bertelsmann, responsible for business development of its ecommerce division.	2013

	Qualifications: Mr. Alegre provides the Board with valuable insight into mobile and technology platforms, digital brand building and advertising, and e-commerce deployment and strategy, as well as extensive leadership in global operations and expansion, partner management and business development in technology and mass media industries.

Stephen L. Gulis, Jr. Age 60	Occupation: Retired Executive Vice President and President of Global Operations for Wolverine World Wide, Inc. (WWW), a global marketer of branded footwear, apparel and accessories, a position he held from October 2007 until July 2008; Executive Vice President, CFO and Treasurer of WWW from April 1996 until October 2007.	2005

	Qualifications: Mr. Gulis provides the Board with extensive experience as a senior executive of a publicly traded consumer products company, including as a chief financial officer and treasurer with responsibility for capital stewardship and cash management, significant M&A activity and broad oversight of financial reporting and controls. Mr. Gulis also brings expertise in risk management, implementation of enterprise technology platforms, global operations, human resources and product sourcing and quality directives.

	Other Public Company Boards: Current: Independent Bank Corporation Prior: Meritage Hospitality

Brenda J. Lauderback Age 67	Occupation: Former President of the Retail and Wholesale Group for the Nine West Group, Inc., a designer and marketer of women’s footwear and accessories, from May 1995 until January 1998; Previous roles include President of Wholesale and Manufacturing for US Shoe Corporation and more than 18 years in senior merchandising roles at the Department Store Division of Target Corporation.	2004

	Qualifications: Ms. Lauderback brings to our Board extensive leadership in merchandising, marketing, product development and design and manufacturing at prominent national wholesale and retail companies. Her breadth of experience as a director on several other publicly traded company boards also provides our Board with significant insight into leading practices in executive compensation and corporate governance. Ms. Lauderback is a National Association of Corporate Directors (NACD) Board Leadership Fellow, having completed NACD’s comprehensive program of study for directors and corporate governance professionals. She supplements her skill sets through ongoing engagement with the director community, and access to leading practices. Ms. Lauderback was selected as one of the top 100 Directors by NACD in 2017.

	Other Public Company Boards: Current: Denny’s Corporation and Wolverine World Wide, Inc. Prior: Big Lots, Inc., Louisiana-Pacific Corporation, Irwin Financial Corporation, Jostens Corporation
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS YOU VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES LISTED ABOVE
Directors not standing for election this year whose terms expire in 2019:

Michael J. Harrison Age 57	Occupation: Board Director since January 2016, and previously interim CEO from March 2014 to May 2015, of OOFOS, LLC, a leader in the emerging global category of recovery footwear for athletes; President & Chief Operating Officer of Grand Circle Corporation, a leading overseas travel company serving U.S. travelers age 50+, from August 2016 through January 2017; Board Director of Totes Isotoner Corporation, a leading global marketer of umbrellas, gloves, rainwear, slippers and other weather-related accessories from December 2014 to August 2016; Previously Chief Brand Officer for The Timberland Company, a leading brand of outdoor footwear, apparel and gear from July 2009 through November 2012; Prior to 2009, Mr. Harrison held various senior leadership roles at Timberland and Procter & Gamble Co., including positions with significant responsibility for international marketing, global operations and business development.	2011

	Qualifications: Mr. Harrison brings 30 years of business acumen to our Board from his senior executive experience in marketing, product design and development, retailing and international management with leading consumer brands.

	Other Company Boards (privately held): Current: OOFOS, LLC Prior: Totes/Isotoner Corporation

Shelly R. Ibach Age 58	Occupation: President and Chief Executive Officer of Sleep Number Corporation since June 2012; Executive Vice President and Chief Operating Officer from June 2011 to June 2012; Executive Vice President, Sales & Merchandising from October 2008 to June 2011; Previously held various senior executive operations and merchandising roles at Macy’s, Inc. and the Department Store Division at Target Corporation for more than 25 years.	2012

	Qualifications: Ms. Ibach brings experience and perspective as Sleep Number’s President and CEO as well as intimate knowledge of our customer, culture, strategy, product, marketing, operations and competitive environment gained during 11 years in executive management with the company. Ms. Ibach also brings more than two decades of retail experience with P&L oversight, brand and product development and customer-focused leadership experience with prominent national retailers.

Barbara R. Matas Age 58	Occupation: Former Managing Director and Chairman, Leveraged Finance, Citigroup Global Markets, Inc. from 2013 to 2016, and co-head from 2006 to 2013; From 1985 to 2006 Ms. Matas held various leadership positions in leveraged finance and high yield capital markets at Citicorp, Salomon Brothers and Citigroup; Ms. Matas began her career as an auditor at Touche Ross & Co.	2016

	Qualifications: Ms. Matas brings to our board substantial expertise in capital structure and financial strategy gained through more than 30 years of professional experience in advising boards and management teams on capital markets, capital structure and risk assessment and management.

	Other Public Company Boards: Current: Apollo Investment Corporation
Directors not standing for election this year whose terms expire in 2020:
Kathleen L. Nedorostek Age 65	Occupation: Former Global CEO of Nine West Group, a division of Nine West Holdings, Inc., a leading global designer, marketer and wholesaler of brands in apparel, footwear and accessories from April 2014 to September 2014; Group President, Global Footwear and Accessories at The Jones Group from October 2012 until April 2014; President of the North American Wholesale and Global Licensing divisions of Coach Inc. from 2003 to 2012.	2011

	Qualifications: Ms. Nedorostek provides our Board with significant experience leading high-end, multi-national branded consumer products companies with both manufacturing and retail operations. Her experience includes strategic planning for global businesses, P&L oversight, organizational strategy and change management, product design, global licensing and distribution, brand marketing and real estate.

Vicki A. O’Meara Age 60	Occupation: Chief Executive Officer of Analytics Pros, Inc., a digital analytics consultancy, since 2014; Executive Vice President of Pitney Bowes, Inc. and President of Pitney Bowes Service Solutions with responsibility for global document management, marketing services and e-commerce units from 2010 to 2013; Previously served for over 10 years in various senior management positions at Ryder Systems, Inc., including as head of Ryder’s U.S. Supply Chain Solutions business from 2005 to 2007; Ms. O’Meara’s career began as an attorney and Army Captain, and she served in several senior federal government positions.	2016

	Qualifications: Ms. O’Meara brings to our Board extensive global leadership and operational experience in a variety of functional areas relevant to our business and strategic direction, including supply chain, digital analytics, marketing, corporate governance, environmental health and safety and government affairs. Ms. O’Meara also brings experience from prior service on two public company boards.

	Other Company Boards: Current: State Farm Mutual Automobile Insurance Company (privately held mutual company) Prior: Health Management Associates, Inc. and Laidlaw, Inc.

Michael A. Peel Age 68	Occupation: Currently serves as Senior Advisor to the leadership advisory firm ghSMART; Previously was an officer of Yale University from October 2008 until July 2017, where he was Vice President of Human Resources and Administration; Prior to joining Yale, Mr. Peel was Chief Human Resources Officer for General Mills, Inc. for 17 years from 1991 - 2008 and last served as Executive Vice President of Human Resources & Global Business Services; Earlier in his career, Mr. Peel spent 14 years at PepsiCo, Inc., where he served as Chief Human Resources Officer for two of its largest and fastest growing divisions, PepsiCo Worldwide Foods and Pepsi-Cola Bottling Group.	2003

	Qualifications: Mr. Peel is a widely recognized Human Capital expert with extensive experience in large, consumer-oriented and publicly traded companies. He has extensive international operating and merger/acquisition/joint venture experience. He provides our Board with senior level perspective on organizational effectiveness, talent development, change management, succession planning, and executive compensation.

	Other Public Company Boards: Current: Pier 1 Imports, Inc.

Jean-Michel Valette Age 57	Occupation: Chairman of our Board since May 2010; Independent adviser to branded consumer companies; Currently serves as Lead Director of The Boston Beer Company and as a Director of Intertek Group plc; Served as Chairman of the Board of Directors of Peet’s Coffee and Tea, Inc. from January 2004 to October 2012; Also served as non-executive Chairman of the Robert Mondavi Winery from April 2005 to October 2006 and was its Managing Director from October 2004 to April 2005; Head of Branded Consumer Equity Research and Branded Consumer Venture Capital Investments at Hambrecht & Quist LLC, an investment banking firm, during the 1990s.	1994

Qualifications: Mr. Valette provides our Board with significant, relevant leadership and a proven track record of shareholder value creation with multiple successful branded consumer growth companies as well as valuable perspective in guiding the company on strategy, financial performance and corporate governance practices.

Other Public Company Boards: Current: Lead Director of The Boston Beer Company -- Non-Executive Director, Intertek Group plc Prior: Peet’s Coffee and Tea, Inc., Golden State Vintners

David T. Kollat retired from the board when his term expired at the 2016 Annual Meeting of Shareholders, after serving more than 20 years as a Sleep Number Director. Following his retirement from the Board Mr. Kollat was appointed to continue to serve in a non-voting advisory role to the board, as Director Emeritus. In this capacity, Mr. Kollat has received compensation in line with that of non-employee Directors. Mr. Kollat’s service as Director Emeritus will terminate following the 2018 Annual Meeting of Shareholders.

Corporate Governance

Information about the Board of Directors and its Committees

The Board of Directors has determined that each of the following Directors who served as a member of our Board during any part of fiscal 2017 is an “independent director” as defined by applicable rules of the NASDAQ Stock Market and the rules and regulations of the Securities and Exchange Commission (“SEC”):

Daniel I. Alegre	Stephen L. Gulis, Jr.	Michael J. Harrison
Brenda J. Lauderback	Barbara R. Matas	Kathleen L. Nedorostek
Vicki A. O’Meara	Michael A. Peel	Jean-Michel Valette

The Board maintains three standing committees, including an Audit Committee, a Management Development and Compensation Committee and a Corporate Governance and Nominating Committee. Each of the committees of the Board has a charter and each of these charters is included in the investor relations section of the company’s website at http://www.sleepnumber.com/sn/en/investor-relations. The information contained in or connected to our website is not incorporated by reference into or considered a part of this Proxy Statement.

The current members of each of the Board committees are identified in the table below.

Director	Audit Committee	Management Development and Compensation Committee	Corporate Governance and Nominating Committee

Daniel I. Alegre		X
Stephen L. Gulis, Jr.	Chair		X
Michael J. Harrison		X	X
Brenda J. Lauderback	X	Chair
Barbara R. Matas	X
Kathleen L. Nedorostek		X	X
Vicki A. O’Meara	X
Michael A. Peel		X	Chair
Jean-Michel Valette*

*In his capacity as non-executive Chairman of the Board, Mr. Valette generally attends all committee meetings.

The Board has determined that each Director serving on a committee meets the independence and other requirements applicable to such committee prescribed by applicable rules and regulations of the NASDAQ Stock Market, the SEC and the Internal Revenue Service.

The Board of Directors has further determined that two current members of the Audit Committee, Stephen L. Gulis, Jr. and Barbara R. Matas, meet the definition of “audit committee financial expert” under rules and regulations of the SEC and meet the qualifications of “financial sophistication” under the Marketplace Rules of the NASDAQ Stock Market. These designations related to our Audit Committee members’ experience and understanding with respect to certain accounting and auditing matters are disclosure requirements of the SEC and the NASDAQ Stock Market and do not impose upon any of them any duties, obligations or liabilities that are greater than those generally imposed on a member of our Audit Committee or of our Board of Directors.

The Board of Directors met in person or by telephone conference five times during 2017. The Audit Committee met in person or by telephone conference eight times during 2017. The Management Development and Compensation Committee met in person or by telephone conference eight times during 2017. The Corporate Governance and Nominating Committee met in person or by telephone conference eight times during 2017. All of the members of our Board of Directors serving in 2017 attended 75% or more of all meetings of the Board and committees on which they served during fiscal 2017.

Audit Committee. The Audit Committee is comprised entirely of independent Directors, currently including Stephen L. Gulis, Jr. (Chair), Brenda J. Lauderback, Barbara R. Matas and Vicki A. O’Meara. The Audit Committee provides assistance to the Board in satisfying its fiduciary responsibilities relating to accounting, auditing, operating and reporting practices of our company. The Audit Committee is responsible for providing independent, objective oversight with respect to our company’s accounting and financial reporting functions, internal and external audit functions, systems of internal controls regarding financial matters and legal, ethical and regulatory compliance. The responsibilities and functions of the Audit Committee are further described in the Audit Committee Report beginning on page 68 of this Proxy Statement.

Management Development and Compensation Committee. The Management Development and Compensation Committee is comprised entirely of independent Directors, currently including Brenda J. Lauderback (Chair), Daniel I. Alegre, Michael J. Harrison,
Kathleen L. Nedorostek and Michael A. Peel. The principal function of the Committee is to discharge the responsibilities of the Board relating to executive compensation and development of current and future leadership resources.

The Committee is responsible for establishing the procedures for setting annual and long-term performance goals for the Chief Executive Officer and for the evaluation by the full Board of his or her performance against such goals. The Committee meets at least annually with the Chief Executive Officer to receive her recommendations concerning such goals. Both the annual goals and the annual performance evaluation of the Chief Executive Officer are reviewed and discussed by the outside Directors at a meeting or executive session of that group. The Committee is also responsible for setting annual and long-term performance goals and compensation for the direct reports to the Chief Executive Officer.

The Committee has the authority under its charter to retain and consult with independent advisors to assist the Committee in fulfilling these responsibilities and duties.

The Committee usually meets four to six times per year in person or by telephone conference as needed. The Chairman of the Committee works with members of our senior management team and with the Committee’s independent compensation consultant to determine the agenda for each meeting.

At the beginning of each fiscal year, the Committee reviews and approves compensation for the CEO and each of the other executive officers, which generally includes:

●	Changes, if any, to base salaries;

●	Establishing the annual cash incentive program, including the target cash incentive levels, the performance measures and goals, and the threshold, target and maximum payout amounts; and

●	Establishing the long-term equity incentive program, including the mix of stock options and performance share awards, the performance measures and goals applicable to the performance shares, the threshold, target and maximum payout amounts applicable to the performance shares, any special recognition or retention awards, and the grant levels for each of the executive officers.

In connection with this review and approval, the independent compensation consultant provides relevant market data and trends for the Committee to consider, and the Committee compares each element of total compensation against this market data as it makes compensation decisions.

Following the end of each fiscal year, the Committee reviews and confirms the level of achievement of performance goals previously established for the fiscal year and approves any resulting annual cash incentive or performance share payouts that may be applicable.

Also on an annual basis, the Committee leads the Chief Executive Officer performance evaluation process and reviews the development and succession plans with respect to the entire executive team.

The responsibilities and functions of the Management Development and Compensation Committee, as well as its processes and procedures for consideration and determination of executive and Director compensation, are further described in the Compensation Discussion and Analysis beginning on page 28 of this Proxy Statement.

Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee is comprised entirely of independent Directors, currently including Michael A. Peel (Chair), Stephen L. Gulis, Jr., Michael J. Harrison and Kathleen L. Nedorostek. The primary functions of the Corporate Governance and Nominating Committee are to develop and recommend to the Board corporate governance principles to govern the Board, its committees, and our executive officers and team members in the conduct of the business and affairs of our company; to identify and recommend to the Board individuals qualified to become members of the Board and its committees; and to develop and oversee the annual Board and Board committee evaluation process.

Board Leadership Structure

Our Board is currently comprised of nine independent Directors and one executive Director, Shelly R. Ibach, who has served as our President and Chief Executive Officer since June 2012. Since February 2008, the Board has determined to separate the positions of Chairman of the Board and Chief Executive Officer. Based on its ongoing review of best practices in corporate governance, and to enable the President and Chief Executive Officer to focus all of her time and energy in leadership of the day-to-day operations of the company and its growth and profitability initiatives, the Board continues to believe it is best for the company to separate these positions. Jean-Michel Valette, an independent Director, has served as Chairman of the Board since May 2010.

Consistent with the company’s Corporate Governance Principles, the Board retains the right to review this determination and to either continue to maintain these positions as separated positions or to combine the positions, as the Board determines to be in the best interests of the company at the time. Under the company’s Corporate Governance Principles, during any period in which the positions of Chairman of the Board and Chief Executive Officer are combined, the Board would appoint a Lead Director from among the independent members of the Board, who would have certain Board leadership responsibilities specified in our Corporate Governance Principles.

Board Role in Risk Oversight

Our Board is responsible for overseeing the company’s policies and practices with respect to risk assessment and risk management, and has delegated to the Audit Committee the responsibility of assisting the Board in fulfilling this role. Among its duties and processes, the Audit Committee (a) reviews and discusses with management the company’s policies and practices with respect to risk assessment and risk management; (b) oversees the company’s internal audit function and processes; (c) establishes and oversees procedures for receiving and addressing complaints regarding accounting, internal controls or auditing matters; (d) reviews legal compliance and other legal matters with the company’s counsel; and (e) reports to the full Board with respect to matters within its area of responsibility.

The Audit Committee oversees the company’s internal audit function, which is responsible for undertaking an annual risk assessment process and reporting to the Audit Committee with respect to this assessment and related risk management strategies. The Audit Committee reviews and approves, at least annually, the company’s internal audit plan and receives quarterly reports with respect to the results of internal audits. The leader of the company’s internal audit function reports directly to the Audit Committee with respect to internal audit matters, and the Audit Committee has authority to review and approve the appointment, replacement or dismissal of the leader of this function. The leader of the internal audit function meets regularly in executive session with the Audit Committee without any other members of the company’s management team present.

In addition to the Audit Committee’s role, each of the other committees considers risks within its respective areas of responsibility. We believe our current Board leadership structure helps ensure proper risk oversight, based on the allocation of duties among committees and the role of our independent Directors in risk oversight.

Director Nominations Process

The Corporate Governance and Nominating Committee (the “CGNC”) administers the process for nominating candidates to serve on our Board of Directors. The CGNC recommends candidates for consideration by the Board as a whole, which is responsible for appointing candidates to fill any vacancy that may be created between meetings of the shareholders and for nominating candidates to be considered for election by shareholders at our Annual Meeting.

Consistent with the company’s Corporate Governance Principles, the CGNC periodically reviews with the Board the appropriate skills and characteristics required of Board members in the context of the current membership of the Board and the strategic direction of the company.

The Board has established selection criteria to be applied by the CGNC and by the full Board in evaluating candidates for election to the Board. These criteria include general characteristics, areas of specific expertise and experience, and considerations of diversity. The general characteristics include:

●	Independence;

●	Integrity;

●	A proven record of accomplishment and sound judgment in areas relevant to our business;

●	Belief in and passion for our mission and vision;

●	The ability to bring strategic and innovative insights to the discussion and challenge and stimulate management;

●	Willingness to both speak one’s mind and consider divergent ideas and opinions;

●	Understanding of, and ability to commit sufficient time to, Board responsibilities and duties; and

●	Subject matter expertise.

The specific areas of expertise and experience sought by the CGNC and the Board from time to time will vary depending on the composition of the Board and the strategic direction of the company at the time, but will generally include CEO experience, executive level experience with analogous businesses and industries, and functional expertise relevant to the strategic direction of the company or the needs of the committees of the Board.

The Director nomination process specifically includes consideration of diversity, such as diversity of age, gender, race and national origin, educational and professional experience and differences in viewpoints. The company does not have a formal policy with respect to diversity. However, the CGNC considers the Board’s overall composition when considering Director candidates, including whether the Board has an appropriate combination of professional experience, skills, knowledge and variety of viewpoints and backgrounds in light of the company’s current and expected future needs. In addition, the CGNC also believes that it is desirable for new candidates to contribute to a variety of viewpoints on the Board, which may be enhanced by a mix of different professional and personal backgrounds and experiences. Currently, 50% of our Directors are women.

The CGNC reviews these selection criteria and the overall Director nomination process at least annually in connection with the nomination of Directors for election at the company’s annual meeting for consistency with best practices in corporate governance and effectiveness in meeting the needs of the Board from time-to-time.

The CGNC may use a variety of methods for identifying potential nominees for election to the Board, including consideration of candidates recommended by Directors, officers or shareholders of the company. The CGNC also has the authority under its charter to engage professional search firms or other advisors to assist the CGNC in identifying candidates for election to the Board, or to otherwise assist the CGNC in fulfilling its responsibilities.

Shareholder nominations of candidates for membership on the Board submitted in accordance with the terms of our Bylaws will be reviewed and evaluated by the CGNC in the same manner as for any other nominations. Any shareholder who wishes the CGNC to consider a candidate should submit a written request and related information to our Corporate Secretary. Under our Bylaws, if a shareholder intends to nominate a person for election to the Board of Directors at a shareholder meeting, the shareholder is required to give written notice of the proposed nomination to the Corporate Secretary at least 120 days prior to the first anniversary of the date that the company first released or mailed its proxy materials to shareholders in connection with the preceding year’s regular or annual meeting. The shareholder’s notice must include, for each nominee whom the shareholder proposes to nominate for election as a Director: (i) the name, age, business address and residence address of the nominee, (ii) the principal occupation or employment of the nominee, (iii) the class and number of shares of capital stock of the company that are beneficially owned by the nominee, and (iv) any other information concerning the nominee that would be required under the rules of the Securities and Exchange Commission in a proxy statement soliciting proxies for the election of such nominee. The shareholder’s notice must also include: (i) the name and address of the nominating shareholder, as they appear on the company’s books, and (ii) the class and number of shares of the company that are owned beneficially and of record by the shareholder. The shareholder’s notice must also be accompanied by the proposed nominee’s signed consent to serve as a Director of the company.

Shareholder Communications with the Board

Shareholders may communicate with the Board of Directors, its Committees or any individual member of the Board of Directors by sending a written communication to our Corporate Secretary at 1001 Third Avenue South, Minneapolis, MN 55404. The Corporate Secretary will promptly forward any communication so received to the Board, any Committee of the Board or any individual Board member specifically addressed in the communication. In addition, if any shareholder or other person has a concern regarding any accounting, internal control or auditing matter, the matter may be brought to the attention of the Audit Committee, confidentially and anonymously, by calling 1-800-835-5870, inserting the I.D. Code of AUDIT (28348) and following the prompts from the recorded message. The company reserves the right to revise this policy in the event that the process is abused, becomes unworkable or otherwise does not efficiently serve the purposes of the policy.

Policy Regarding Director Attendance at Annual Meeting

Our policy is to require attendance by all of our Directors at our Annual Meeting of Shareholders, except for absences due to causes beyond the reasonable control of the Director. All of the Directors then serving on our Board were in attendance at our 2017 Annual Meeting of Shareholders.

Corporate Governance Principles

Our Board of Directors has adopted Corporate Governance Principles that were originally developed and recommended by the CGNC. These Corporate Governance Principles are available in the investor relations section of the company’s website at http://www.sleepnumber.com/sn/en/investor-relations. The information contained in or connected to our website is not incorporated by reference into or considered a part of this Proxy Statement. Among these Corporate Governance Principles are the following:

Independence. A substantial majority of the members of the Board should be independent, non-employee Directors. It is the responsibility of the Board to establish the standards for independence and the Board has followed the independence standards for companies listed on The NASDAQ Stock Market. All of our Directors are independent except Shelly R. Ibach. All Committees of the Board are composed entirely of independent Directors.

Chairman and Chief Executive Officer Positions. At the present time, the Board believes that it is in the best interests of the company and its shareholders for the positions of Chairman of the Board and Chief Executive Officer to be separated, and for the position of Chairman of the Board to be held by a non-executive, independent member of the Board. The Board retains the right to review this determination and to either continue to maintain these positions as separated positions or to combine the positions, as the Board determines to be in the best interests of the company at the time. During any period in which the positions of Chairman of the Board and Chief Executive Officer are combined, the Board will appoint a Lead Director from among the independent members of the Board.

Classified Board Structure. Our Third Restated Articles of Incorporation provide for a classified Board serving staggered terms of three years each. The Board will periodically review its classified Board structure in the context of other provisions and measures applicable to unsolicited takeover proposals with the objective of positioning the Board and the company to maximize the long-term value of our company for all shareholders.

Majority Voting Standard with Resignation Policy for Board Elections. Our Third Restated Articles of Incorporation provide for a majority voting standard in the case of uncontested elections of Directors and a plurality voting standard in the case of contested elections of Directors in order to reduce the risk of a “failed election” in the context of a contested Director election. If a nominee for Director who is an incumbent Director is not elected at a meeting of shareholders and no successor to the incumbent Director is elected at the meeting of shareholders, the incumbent Director shall promptly offer to tender his or her resignation to the Board. The CGNC may make a recommendation to the Board on whether to accept or reject the offer, or whether other action should be taken. The Board shall act on whether to accept the Director’s offer, taking into account the CGNC’s recommendation, and publicly disclose (by press release, a filing with the SEC or other broadly disseminated means of communication) its decision and the supporting rationale within 90 days after the date of the certification of the election results. The CGNC, in making its recommendation, and the Board, in making its decision, may each consider any factors or other recommendations that it considers relevant and appropriate. The incumbent Director who offers to tender his or her resignation shall not participate in the Board’s decision. If such incumbent Director’s offer to tender his or her resignation is not accepted by the Board, such Director shall continue to serve until his or her successor is duly elected, or his or her earlier death, resignation, retirement, disqualification or removal.

Board Diversity. The company does not have a formal policy with respect to diversity. However, the CGNC considers the Board’s overall composition when considering Director candidates, including whether the Board has an appropriate combination of professional experience, skills, knowledge and variety of viewpoints and backgrounds in light of the company’s current and expected future needs. In addition, the CGNC believes that it is desirable for new candidates to contribute to a variety of viewpoints on the Board, which may be enhanced by a mix of different professional and personal backgrounds and experiences.

Approach to Term and Age Limits. We believe that specific or fixed term or age limits could cause the company to arbitrarily lose important contributors to the Board. It is the sense of the Board, however, that a Director who reaches the age of 72 should promptly tender his or her resignation to the Chair of the CGNC, and the Board should have an opportunity to review the qualifications of the Director for continued Board membership. The CGNC will review the qualifications of the Director for continued Board membership annually and make a recommendation to the Board each year, which will make a final determination with respect to the tendered resignation.

Change in Responsibilities. Directors who retire or who have a change in their principal employment or affiliation after joining the Board should not necessarily leave the Board. There should, however, be an opportunity for the Board to review the qualifications of the Director for continued Board membership. Any Director who undergoes a material change in principal employment or affiliation will promptly tender his or her resignation to the Chair of the CGNC. The CGNC will review the qualifications of the Director for continued Board membership and make a recommendation to the Board, which will make a final determination with respect to the tendered resignation.

Other Board or Audit Committee Service. The Board recognizes that service on other boards can in some circumstances limit the time that Directors may have to devote to fulfilling their responsibilities to the company. It is the Board’s guideline that no Director shall serve on more than a total of six public company boards (including the Sleep Number Board), and that no member of the company’s Audit Committee shall serve on more than a total of three public company audit committees (including the Sleep Number Audit Committee). If any Director exceeds or proposes to exceed these guidelines, the Director is required to promptly notify the Chair of the CGNC and the committee will review the facts and circumstances and determine whether such service would interfere with the Director’s ability to devote sufficient time to fulfilling the Director’s responsibilities to the company. Currently, none of the Directors serve on more than three public company boards, including the Sleep Number Board.

Chief Executive Officer Service on Other Boards. The Chief Executive Officer may not serve on more than two public company boards other than the Sleep Number Board of Directors.

Board and Committee Evaluations. The Board believes that the company’s governance and the Board’s effectiveness can be continually improved through evaluation of both the Board as a whole and its committees. The CGNC is responsible for annually evaluating effectiveness in these areas and reviewing the results and recommendations for improvement with the full Board.

Board Executive Sessions. Executive sessions or meetings of independent Directors without management present will be held at least twice each year. At least one session will be to review the performance criteria applicable to the Chief Executive Officer and other senior managers, the performance of the Chief Executive Officer against such criteria, and the compensation of the Chief Executive Officer and other senior managers. Additional executive sessions or meetings of outside Directors may be held from time-to-time as required. The Board’s practice has been to meet in executive session for a portion of each regularly scheduled meeting of the Board. Any member of the Board may request at any time an executive session without the presence of management.

Paid Consulting Arrangements. The Board believes that the company should not enter into paid consulting arrangements with independent Directors.

Board Compensation. Board compensation should encourage alignment with shareholders’ interests and should be at a level equitable to comparable companies. The Management Development and Compensation Committee is responsible for periodic assessments to assure these standards are being met.

Share Ownership Guidelines for Executive Officers and Directors. The Board has established the stock ownership guidelines described below for executive officers and Directors. For purposes of these guidelines, stock ownership includes the fair market value of (1) all shares of common stock owned outright, (2) unvested restricted stock and restricted stock units that are subject only to time-vesting, net of an assumed effective tax rate of 40%, and (3) vested stock options, net of an assumed effective tax rate of 40%. The fair market value of stock options shall mean the then-current market price less the exercise price. Unvested performance shares, whether in the form of restricted stock or restricted stock units, will not count toward stock ownership.

●	Executive Officer Ownership Guidelines. The Chief Executive Officer is expected to achieve and maintain stock ownership equal to five times the Chief Executive Officer’s base salary and each of the other executive officers is expected to achieve and maintain stock ownership equal to three times the executive officer’s base salary. The executive officers are required to retain at least 50% of net shares after taxes from any grant until such time as the guideline is met.

●	Board Ownership Guidelines. Within five years of joining the company’s Board of Directors, each Director is expected to achieve and maintain stock ownership equal to five times the Director’s annual cash retainer. Any Director who has not achieved the foregoing ownership objective by the required time period will not be permitted to sell any shares except to the extent required to pay the exercise price, transaction costs and taxes applicable to the exercise of stock options or the vesting of restricted shares. Exceptions to these restrictions on sale of shares may be granted by the Board in its sole discretion for good cause shown by any Director.

Prohibition of Hedging or Pledging of Shares. Under our policy with respect to trading in the company’s securities, Directors, officers and other team members whose duties regularly bring them into contact with confidential or proprietary information (“insiders”) are prohibited from engaging in any form of hedging or monetization transactions involving the company’s securities. In addition, insiders are prohibited from engaging in short sales of the company’s securities and from trading in any form of publicly traded options, puts, calls or other derivatives of the company’s securities. Insiders are also prohibited from engaging in any form of pledging of the company’s securities, including (i) purchasing company securities on margin; (ii) holding company securities in any account which has a margin debt balance; (iii) borrowing against any account in which company securities are held; or (iv) pledging company securities as collateral for a loan.

Conflicts of Interest. Directors are expected to avoid any action, position or interest which conflicts with an interest of the company, or that gives the appearance of a conflict. If any member of the Board becomes aware of any such conflicting or potentially conflicting interest involving any member of the Board, the Director should immediately bring such information to the attention of the Chairman of the Board, the Chief Executive Officer and the General Counsel of the company.

Performance Goals and Evaluation. The Management Development and Compensation Committee is responsible for establishing the procedures for setting annual and long-term performance goals for the Chief Executive Officer and for the evaluation by the full Board of his or her performance against such goals. The Committee meets at least annually with the Chief Executive Officer to receive his or her recommendations concerning such goals. Both the annual goals and the annual performance evaluation of the Chief Executive Officer are reviewed and discussed by the outside Directors at a meeting or executive session of that group. The Committee is also responsible for setting annual and long-term performance goals and compensation for the direct reports to the Chief Executive Officer.

Compensation Philosophy. The Board supports and, through the Management Development and Compensation Committee, oversees team member compensation programs that are closely linked to business performance and emphasize equity ownership.

Senior Management Depth and Development. The Chief Executive Officer reports to the Board, at least annually, on senior management depth and development, including a discussion of assessments, leadership development plans and other relevant factors.

Provisions Applicable to Unsolicited Takeover Attempts or Proposals. The Board will periodically review (not less often than every three years) the company’s Third Restated Articles of Incorporation and Bylaws and various provisions that are designed to maximize shareholder value in the event of an unsolicited takeover attempt or proposal. Such review includes consideration of matters such as the company’s state of incorporation, whether the company should opt in or out of applicable control share acquisition or business combination statutes, and provisions such as the company’s classified Board structure. The objective of this review is to maintain a proper balance of provisions that will not deter bona fide proposals from coming before the Board, and that will position the Board and the company to maximize the long-term value of our company for all shareholders.

Shareholder Approval of Equity-Based Compensation Plans. Shareholder approval will be sought for all equity-based compensation plans.

Code of Conduct

We have developed and circulated to all of our team members a Code of Business Conduct addressing legal and ethical issues that may be encountered by our team members in the conduct of our business. Among other things, the Code of Business Conduct requires that our team members comply with applicable laws, engage in ethical and safe conduct in our work environment, avoid conflicts of interests, conduct our business with integrity and high ethical standards, and safeguard our company’s assets. A copy of the Code of Business Conduct is included in the investor relations section of our website at http://www.sleepnumber.com/sn/en/investor-relations. We intend to disclose any amendments to and any waivers from a provision of our Code of Business Conduct on our website. The information contained in or connected to our website is not incorporated by reference into or considered a part of this Proxy Statement.

Team members are required to report any conduct that they believe in good faith violates our Code of Business Conduct. The Code of Business Conduct also sets forth procedures under which team members or others may report through our management team and, ultimately, directly to our Audit Committee (confidentially and anonymously, if so desired) any questions or concerns regarding accounting, internal accounting controls or auditing matters.

All of our team members are required to periodically certify their commitment to abide by our Code of Business Conduct. We also provide training in key areas covered by the Code of Business Conduct to help our team members to comply with their obligations.

Related Party Transactions Policy

The Board of Directors has adopted a written policy intended to ensure the proper approval and reporting of transactions between the company and any of its Directors, nominees for Director, executive officers or significant shareholders or entities or persons related to them that would be required to be disclosed by the company pursuant to Item 404 or Regulation S-K of the Federal securities laws. Under this policy, any proposed or existing related party transaction is subject to the approval or ratification of the Corporate Governance and Nominating Committee. A copy of the Related Party Transactions Policy can be accessed through our Investor Relations website at http://www.sleepnumber.com/sn/en/investor-relations. The information contained in or connected to our website is not incorporated by reference into or considered a part of this Proxy Statement. There were no related party transactions during the year ended December 30, 2017 and there are none currently contemplated.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
AND COMPENSATION DISCUSSION AND ANALYSIS

COMPENSATION COMMITTEE REPORT

The Management Development and Compensation Committee of the Board of Directors (the “Committee”), consisting entirely of independent directors, has reviewed and discussed the following Compensation Discussion and Analysis with management and, based on this review and discussion, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Management Development and Compensation Committee

Brenda J. Lauderback, Chair

Daniel I. Alegre

Michael Harrison

Kathleen L. Nedorostek

Michael A. Peel

This Compensation Committee Report shall not be deemed to be “filed” with the Securities and Exchange Commission or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended. Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, in whole or in part, this Compensation Committee Report shall not be incorporated by reference into any such filings.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis (CD&A) describes the key principles and programs used to determine the compensation of the named executive officers (NEOs) for fiscal 2017 (January 1, 2017 through December 30, 2017) and explains how the company’s practices align with our pay for performance philosophy.

For fiscal 2017, our NEOs were:

NAME	PRINCIPAL POSITION
Shelly R. Ibach	President & Chief Executive Officer (CEO)
David R. Callen	Senior Vice President & Chief Financial Officer (CFO)
Andrew P. Carlin	Executive Vice President & Chief Sales and Services Officer
Andrea L. Bloomquist	Senior Vice President & Chief Product Officer
Suresh Krishna	Senior Vice President & Chief Operations, Supply Chain and Lean Officer

Our CD&A is divided into the following sections:

●	Executive Summary

●	Compensation Governance

●	Compensation Framework and Actions

●	Executive Compensation Tables

Executive Summary

Compensation Philosophy:

Sleep Number’s executive compensation philosophy is to provide compensation opportunities that attract, retain and motivate talented key executives to deliver sustainable profitable growth. Our program generally consists of a fixed base salary, variable performance-based cash incentive and long-term equity awards including performance units and stock option grants. Our program is designed to align executive compensation with shareholder interests by:

●	Evaluating the effectiveness of compensation programs in motivating superior competitive performance when compared with both industry peers and other admired specialty retailers;
●	Establishing performance goals with consideration for our strategic plan and recent peer group and broader industry growth and earnings benchmarks, with the objective of requiring above-median performance for above median compensation;

●	Linking annual incentive awards to the achievement of key financial, strategic and operational goals which closely correlate with shareholder value creation; and

●	Providing opportunities for company executives to earn meaningful performance-based equity incentive awards tied to the achievement of pre-established long-term (3 years) performance goals and stock price appreciation.

Sleep Number’s pay for performance philosophy is clearly reflected in CEO compensation, which is nearly 80% variable with company performance. CEO compensation is weighted most heavily towards equity-based long-term incentive compensation (55% of target total compensation) and the annual cash incentive (24% of target total compensation). Equity-based long-term incentives and the annual cash incentive are directly tied to achievement of key financial, strategic and operating performance objectives.

The long-term equity-based awards are tied to growth in revenue (or net sales) and growth in net operating profit (NOP) and return on invested capital (ROIC). The ROIC objective was added by the Management Development and Compensation Committee (for the purposes of this CD&A, the “Committee”) beginning in 2015 to ensure that payouts under the long-term equity-based awards are reduced if capital investments in the business do not generate returns that are sufficiently above the company’s weighted average cost of capital (WACC). All standard annual and long-term incentive awards include performance thresholds that must be met before any payout may be made. The annual cash incentive is dependent on achieving an Adjusted EBITDA performance objective and is awarded to motivate and reward performance of a large portion of the company’s team member population, including the NEOs. As discussed below, the payout for 2017 performance was based on an Adjusted EBITDA measure.

We define Adjusted EBITDA as net income plus: income tax expense, interest expense, depreciation and amortization, stock-based compensation and asset impairments (as detailed in our quarterly and annual financial filings). For a description of how we calculate Adjusted EBTIDA from Net Income and how we calculate ROIC, see “Non-GAAP Data Reconciliations” of our Annual Report on Form 10-K filed on February 27, 2018.

2017 Performance and Incentive Payouts:

In 2017, we delivered revenue and profit growth above plan. This performance resulted in a 66% Total Shareholder Return (TSR)* for the year. As shown in the table below, both 2017 and 2015-2017 TSR meaningfully exceeded both the S&P 400 Specialty Store Index and our peer group**. Our 2017 one-year and three-year compound annual growth in revenue (or net sales), Adjusted EBITDA, NOP, EPS (or Earnings Per Share), and TSR is summarized below.

		2017 Growth	2015 - 2017 Growth CAGR
Sleep Number Performance	Revenue	10%	8%
	Adjusted EBITDA	16%	4%
	Net Operating Profit	20%	-3%
	Earnings Per Share (EPS)	41%	7%
	Total Shareholder Return (TSR)	66%	12%

	S&P 400 Specialty Stores Index TSR	-23%	-13%
	Peer Group TSR	1%	5%

* Total Shareholder Return refers to the percentage change in the value of a shareholder’s investment in the company over the relevant time period, as determined by dividends paid and the change in the company’s share price during the period.

** Our peer group is described and defined in more detail under the section “Benchmarking Using Compensation Peer Groups.”

The impact of our performance on both the Annual Incentive Plan and the Long-Term Incentive Plan is summarized below:

●	Long-Term Incentive Awards, earned for 2015-2017 performance: The awards for the three-year period were earned at 86% of target based on revenue and NOP growth for fiscal years 2015-2017. This result reflected above-target revenue growth for all three years and below-target NOP growth in 2015 and 2016. The 2015 and 2016 below-target NOP performance is primarily attributable to the impact of significant investments in our business during this period that are essential to our long-term strategy.

As shown in the chart below, the three-year performance-vested long-term incentive program demonstrates the pay-for-performance orientation of our compensation philosophy and program design. These long-term incentive program provides an opportunity for company executives to earn meaningful performance-based incentive awards tied to the achievement of pre-established performance goals.

Grant Year	2011*	2012	2013	2014	2015
Performance Period End	2013	2014	2015	2016	2017**
Performance Metric(s)	Market Share	Market Share	Net Sales	Net Sales Growth	Net Sales Growth
	Free Cash Flow		NOP Margin	NOP Growth	NOP Growth
					ROIC Modifier
3-Year Revenue Growth CAGR	17%	16%	9%	11%	8%
3-Year NOP Growth CAGR	20%	4%	-16%	-5%	-3%
Final Payout % of Target	85%	40%	20%	85%	86%

Performance-Vested RSU % of Total LTI Grant Value	50%	50%	50%	75%	75%

* 2011 was the first year we granted performance-vested long-term incentive awards.

** Performance-vested LTI metrics and % of total grant value for 2016 and 2017 awards is the same as 2015.

●	2017 Annual Incentive Plan (AIP) payouts: With 2017 Adjusted EBITDA growth of 16%, we exceeded our target level of performance. As a result, the AIP payout was earned at 121% of target for 2017, and the annual total cash compensation was close to the median of the market.

The annual cash incentive payouts relative to Adjusted EBITDA performance over the past 5 years also demonstrates alignment to pay for performance, as outlined below:

For discussion of the revenue growth and NOP growth targets and payouts under the 2014-2016 plan, see the company’s 2017 proxy statement, filed with the SEC on April 4, 2017; for discussion of the revenue growth and NOP margin growth targets and payouts under the 2013-2015 plan, see the company’s 2016 proxy statement, filed with the SEC on April 1, 2016; for a discussion of the market share targets under the 2012-2014 plan, see the company’s 2015 proxy statement, filed with the SEC on March 31, 2015, and for a discussion of the market share and free cash flow targets under the 2011-2013 plan, see the company’s 2014 proxy statement, filed with the SEC on April 4, 2014.

Compensation Governance

Our compensation programs are structured to align the interests of our executive officers with the interests of our shareholders. They are designed to attract, retain and motivate a talented management team to deliver on the company’s strategic and operational goals, capitalize on our competitive advantages and achieve sustainable profitable growth. Key objectives include:

●	Performance-Based Compensation. We believe that linking pay to performance is judicious, and as a result, we favor variable compensation that is tied to company performance. We target total direct compensation near the market median, with the opportunity to earn total direct compensation above the market median when company and/or individual performance exceeds performance objectives.

●	Company and Individual Achievement. In determining annual cash and equity incentive awards, emphasis is placed on achievement of specific company performance objectives. However, we may also recognize and reward superior individual performance, primarily through merit increases in base salaries and long-term equity awards.

●	Stock Ownership. We believe that team member stock ownership is critical in aligning the interests of team members with those of our shareholders. The company has established specific stock ownership guidelines for executive officers as well as for members of the Board of Directors. The company also provides opportunities for broader team member stock ownership through our long-term incentive plans and our 401(k) savings plan.

Practices and Policies

In order to meet the key objectives of our executive compensation program, the company has adopted a strong corporate governance framework with the following practices and policies that ensure alignment of interests between shareholders and executives.

COMPENSATION
PRACTICE	SLEEP NUMBER POLICY
Pay for performance	YES	A significant percentage of the total direct compensation package is performance-based.

Robust stock ownership guidelines	YES

We have stock ownership guidelines for executive officers and Board members. Executive officers & Directors are expected to achieve and maintain stock ownership of:

●      5x base salary for the CEO

●      3x base salary for non-CEO executive officers, and

●      5x annual cash retainer for Board members

Executives are required to hold 50% of the after-tax value delivered from LTI vesting and option exercise until meeting the guideline level of ownership.

Directors are expected to achieve the guideline level of ownership within 5 years of the appointment to the Board. Unearned performance-vested awards are not included in the ownership calculation.

Annual shareholder “Say on Pay”	YES	We value our shareholders’ input on our executive compensation programs. Our Board of Directors seeks an annual non-binding advisory vote from shareholders to approve the executive compensation disclosed in our CD&A, tabular disclosures and related narrative of this proxy statement.

Annual compensation risk assessment	YES	A risk assessment of our compensation programs is performed on an annual basis.

Clawback policy	YES	Our policy allows recovery of incentive cash and earned equity compensation in the event of inaccurate financial statements or other actions that would constitute “cause” or “adverse action.” In addition, certain participants are subject to automatic forfeiture in connection with misconduct resulting in an accounting restatement.

Independent compensation consultant	YES	The Committee retains an independent compensation consultant to advise on the executive compensation program and practices.

Double-trigger vesting	YES	An executive officer’s unvested equity awards will vest upon a change in control only if the executive also experiences a qualifying termination of employment or significant diminution in role.

Hedging of company stock	NO	Executive officers and members of the Board of Directors may not directly or indirectly engage in transactions intended to hedge or offset the market value of Sleep Number common stock owned by them.

Pledging of company stock	NO	Executive officers and members of the Board of Directors may not directly or indirectly pledge Sleep Number common stock as collateral for any obligation.

Tax gross-ups	NO	We do not provide tax gross-ups on any benefits or perquisites, other than for relocation benefits that are applied consistently for all team members.

Repricing of stock options	NO	Our equity incentive plan does not permit repricing of stock options without shareholder approval or the granting of stock options with an exercise price below fair market value.

Employment contracts	NO	None of our current named executive officers has an employment contract that provides for continued employment for any period of time.

Shareholder Engagement

As part of its commitment to strong corporate governance, the company’s management team and its Board of Directors maintain an active shareholder relations effort to help foster effective engagement. We conduct shareholder meetings and calls that include direct shareholder contact with management and our board. The purpose of our communication is to drive the sustainable, long-term growth of the company and shareholder value. These productive conversations, as well as our commitment to long-term value creation and pay for performance, will continue to inform the Committee’s decisions related to executive compensation in 2018 and beyond.

Board Compensation Committee and Independent Consultant

The Committee is comprised entirely of independent, non-employee directors. The responsibilities of the Committee include:

●	Review and approve the company’s compensation philosophy

●	Establish executive compensation structure and programs designed to motivate and reward superior company performance

●	Lead the Board of Directors’ annual process to evaluate the performance of the Chief Executive Officer

●	Determine the composition and value of compensation for the Chief Executive Officer and other executive officers including base salaries, annual cash incentive awards, long-term equity-based awards, benefits, and perquisites

●	Establish, administer, amend and terminate executive compensation and major team member benefit programs

●	Assess management development progress and talent depth, organizational strategy, and succession planning for key leadership positions in the context of the company’s strategic, operational and financial growth objectives

●	Establish structure and amount of non-employee director compensation

Under its charter, the Committee has the authority to retain and consult with independent advisors to assist in fulfilling these responsibilities and duties. To maintain the independence of these advisors, use by the company of any of these advisors for work other than that expressly commissioned by the Committee must be approved in advance by the Committee.

Since fiscal 2013, the Committee has retained the firm of Frederic W. Cook & Co., Inc. (“FW Cook”) as its independent compensation consultant. At the Committee’s request, FW Cook provided information addressing its independence as well as the independence of its individual advisors, including the following disclosures:

●	Any other services it provides to the company;

●	Fees paid by the company as a percentage of the consulting firm’s total revenue;

●	Policies and procedures adopted by the consulting firm to prevent conflicts of interest;

●	Any business or personal relationships between the individual compensation advisors and a member of the Committee;

●	Any company stock owned by the individual compensation advisors; and

●	Any business or personal relationships between Sleep Number’s executive officers and the individual compensation advisors or consulting firm.

The Committee assessed these factors in light of SEC rules and NASDAQ listing standards and concluded that no conflict of interest or independence concerns exist in the engagement of FW Cook as Sleep Number’s independent compensation consultant.

In the course of its engagement, the independent compensation consultant:

●	Provides on-going assessment of each of the principal elements of the company’s executive compensation program;

●	Advises the Committee on the design of both the annual cash incentive plan and the long-term equity incentive program;

●	Works with the Committee and representatives of senior management to assess and refine the company’s peer group for ongoing comparative analysis purposes;

●	Provides the Committee with updates related to regulatory and legislative matters;

●	Reviews market data, trends and analyses from general industry and proxy peer group surveys to inform executive compensation levels and design; and

●	Provides advice and guidance to the Committee on pay actions for executives.

The Committee usually meets four to six times per year in person, or by telephone conference as needed. The Chair of the Committee works with members of our senior management team and with the Committee’s independent compensation consultant to determine the agenda for each meeting. Following the development of the agenda, members of senior management and our human resources function, along with the Committee’s independent compensation consultant, prepare materials for each meeting of the Committee. These materials are typically reviewed with the Chair of the Committee in advance of distribution to the entire Committee. Our Chief Executive Officer, other members of our management team involved in the development and administration of our compensation programs and the Committee’s independent compensation consultant may be invited to attend all or a portion of a Committee meeting, depending on the nature of the agenda. The Committee also typically meets in executive session without any members of management present.

Neither our Chief Executive Officer nor any other member of our management team votes on any matters before the Committee. The Committee, however, solicits the views of our Chief Executive Officer on compensation matters generally, other than her own, and particularly with respect to the compensation of members of the senior management team reporting to the Chief Executive Officer. The Committee also solicits the views of other members of senior management and the company’s human resources department on topics related to key compensation elements and broad-based team member benefit plans.

Benchmarking Using Compensation Peer Groups

In determining each executive’s annual total direct compensation, the Committee considers peer group market positioning, utilizing relevant market data developed by management and reviewed by FW Cook. The market data are developed from the Towers Watson Compensation Data Bank (CDB), General Industry Executive Compensation Survey Report and from compensation data obtained from publicly available proxy statements for an industry peer group.

The Committee, in consultation with FW Cook, annually reviews the composition of the industry peer group to ensure that the included companies are appropriate in terms of size and business focus. The selected peer group generally consists of publicly traded industry competitors, as well as a representative group of similarly sized companies involved in development, manufacturing and/or retailing of home furnishings and other consumer durable products, with which we compete for talent and for shareholder investments. To ensure that our peer group includes companies of appropriate size and scope, we generally aim to select peers whose net sales, EBITDA and market capitalization are within a range of one-half to two times our own comparable metrics.

While the Committee prefers to limit changes to the composition of the peer group year-over-year, industry merger and acquisition activity, and/or significant shifts in peer business strategy and performance over time may prompt peer group changes. One or more of these factors affected peer group companies during the past year, and as a result, we removed the following companies from our peer group in September 2017:

●	Mattress Firm Holding Corp.

●	Kate Spade and Company

●	Lumber Liquidators Holdings Inc.

●	Kirkland’s, Inc.

Prior to this action, these companies were included in our peer group and were therefore part of the competitive analysis used for compensation decisions made in March 2017. Also in September 2017, the Committee added three new companies: Aaron’s, Inc., Dolby Laboratories, Inc., and Leggett & Platt, Incorporated. We believe that each of these companies represents an appropriate size and business focus to be a member of our peer group. As a result, our current peer group for benchmarking executive compensation going forward consists of the following 15 companies:

●      Aaron’s, Inc.

●      Container Store Group, Inc.

●      Columbia Sportswear Co.

●      Deckers Outdoor Corp.

●      Dolby Laboratories, Inc.

●      Ethan Allen Interiors Inc.

●      Express Inc.

●      Haverty Furniture Companies Inc.

● La-Z-Boy Inc. ● Leggett & Platt, Incorporated ● Pier 1 Imports Inc. ● Restoration Hardware Holdings Inc. ● Steven Madden Ltd. ● Tempur Sealy International Inc. ● Vitamin Shoppe Inc.

Compensation Risk Assessment

The company has established an annual process to assess whether its compensation practices are reasonably likely to have a material adverse effect on the company. This process includes:

●	Compilation of a comprehensive inventory of the company’s compensation policies, practices and programs;

●	Identification of potential areas of risk by members of a cross-functional team, comprised of internal company representatives from Legal, Human Resources and Risk Management;

●	Review of compensation programs in light of risks identified;

●	Review of plans and controls in place to mitigate potential risks;

●	Review of the assessment process and cross-functional team’s conclusions by FW Cook; and

●	Review of the assessment process and conclusions by the Committee with members of the senior management team and FW Cook representatives.

Based on this assessment, the company has determined that none of its compensation policies, practices or programs is reasonably likely to have a material adverse effect on the company.

Results of 2017 Advisory Vote to Approve Executive Compensation

We welcome communication with shareholders and value their viewpoints. At our 2017 Annual Meeting, our shareholders approved our Say on Pay proposal in support of our executive compensation program, with more than 99 percent of the votes cast by our shareholders on this proposal in favor of the “say on pay” vote (excluding broker non-votes). The Committee believes that these voting results affirm shareholder support of our approach to executive compensation.

Compensation Framework and Actions

Compensation Program Elements and 2017 Actions

Our executive compensation program is designed to attract, motivate, reward and retain the senior management talent required to achieve our corporate objectives and create long-term value for our shareholders. We do not have employment agreements with any of our executive officers that provide for continued employment for any period of time. Our program currently consists of the following key elements:

●	Base salary;

●	Annual cash incentive compensation;

●	Long-term equity-based incentive compensation;

●	Non-qualified deferred compensation plan;

●	Broad-based benefit plans available to other team members generally;

●	Limited perquisites; and

●	Severance compensation upon termination of employment under certain circumstances.

With the assistance of FW Cook, the Committee uses target and actual payouts for incentive compensation to value the total compensation of executive officers and assess its competitive positioning. This competitive analysis is just one factor considered when making compensation decisions. However, the Committee generally seeks to align target compensation opportunities with the median of the market, while providing opportunity for top quartile compensation for performance above target and below median compensation for performance below target. Additionally, performance goals are set with consideration for historical peer group growth levels, with the goal of ensuring that above target payouts require performance above the median of the peer group.

The target compensation mix for NEOs is substantially weighted towards performance-oriented programs that only deliver value if the Company meets pre-determined performance goals. The Annual Incentive Plan focuses NEOs on achievement of the financial plan for the year. The long-term incentive plan provides alignment with shareholders and focuses NEOs on long-term growth in revenue and NOP as well as return on invested capital. For the CEO and Other NEOs respectively, 79% and 63% of target compensation is weighted towards these performance-oriented programs (i.e., only 21% and 37% of target compensation is delivered in salary for CEO and Other NEOs respectively).

Base Salary. Base salary for executive officers is a fixed compensation component that is reviewed annually and adjusted as appropriate. When making base salary decisions, the Committee considers the external market data as well as a variety of internal criteria, including:

●	the scope and complexity of each officer’s responsibilities;

●	each executive officer’s qualifications, skills and experience;

●	internal pay equity among senior executives; and

●	individual job performance, including both impact on current financial results and contributions to building longer-term competitive advantage and shareholder value.

No specific formula or weight is applied to the various criteria considered.

The Committee also considered the following factors when making the salary adjustments for 2017 that are noted in the table below:

●	Under the current leadership, the company has established a consumer innovation strategy and transformed the business with significant investments to strengthen competitive advantages in support of its long-term strategy.

●	Ms. Ibach’s, Mr. Callen’s, and Mr. Carlin’s salaries were below the median of the market, and therefore the Committee increased their salaries by 4% to 8% to align more closely with competitive benchmarks.

●	The salaries for Ms. Bloomquist and Mr. Krishna were increased by 3.5% in 2017.

($000s)

		Salary
Name	Title	2016	2017	% Increase
Shelly R. Ibach	President and CEO	$815	$850	4.3%
David R. Callen	SVP and CFO	$404	$436	8.0%
Andrew P. Carlin	EVP, Chief Sales and Services Officer	$426	$460	8.0%
Andrea L. Bloomquist	SVP, Chief Product Officer	$406	$420	3.5%
Suresh Krishna	SVP, Chief Operations, Supply Chain, and Lean Officer	$390	$404	3.5%

Salaries above are represented at the annual rates effective March 27, 2016 and March 26, 2017. These values are different from the Summary Compensation Table, which represents actual salary earned in each year.

Annual Cash Incentive Compensation. Consistent with the company’s performance-based compensation philosophy, the opportunity to earn an annual cash incentive is designed to motivate performance at or above the company’s targeted annual financial objectives. Achievement of these results delivers compensation near the market median. Total compensation can exceed the median for above-target performance or fall below median for below-target performance. The annual cash incentive program is awarded to motivate and reward performance of a large portion of the company’s team member population, including NEOs.

Each fiscal year, the Committee manages three principal elements of the annual cash incentive plan, including:

●	Performance Goals. The Committee determines both the type and the specific targets of the performance goals for each fiscal year, selecting metrics that drive both growth and profitability. For 2017, the Committee again selected Adjusted EBITDA as the profit performance metric for the Annual Incentive Plan, reflecting the Committee’s commitment to align annual incentive compensation with the company’s operating performance and cash generation. The Committee’s selection of this profit performance metric for the Annual Incentive Plan also distinguishes it from the Long-Term Incentive Plan performance metrics, which include revenue growth, NOP growth and ROIC.

In order to support focus on near-term, critical business objectives, cash incentive payments were based in part on semi-annual performance versus targets derived from the annual operating plan, with the opportunity to realize up to 50 percent of pro-rated target cash incentive levels for achievement of semi-annual performance objectives for the first half of the year. To support a strong continuing incentive, if the semi-annual target was not achieved, the opportunity remained to earn the full-year bonus if the full-year target was achieved.

The Adjusted EBITDA target is approved by the Committee with consideration for performance after taking into account all annual cash incentive payments.

●	Target and Actual Incentive Levels. For 2017, Ms. Ibach’s target incentive level was increased from 100 percent of base salary (unchanged since 2013) to 115 percent of base salary to align more closely with the median of the market. Target incentive levels were maintained at 60 percent for Executive Vice Presidents and 55 percent for Senior Vice Presidents. These target incentive levels are reviewed annually in comparison with the peer group and general industry market data identified above.

The table below provides detail for the 2017 target incentive and target total cash compensation levels for NEOs, as well as consideration for actual cash compensation with the 121% of target payout for 2017 performance. Both outcomes are consistent with our compensation payout philosophy, which is to pay close to the median of the market for target performance, and close to 25th percentile for performance that is close to threshold. With the 2017 payout of 121% of target, cash compensation (base and annual incentive) was close to the median of the market.

($000s)

		2017 Annual Target Cash Compensation			2017 Actual Total Cash*
		Annual Incentive Target		Target Total Cash	Annual Incentive $	Actual Total Cash
Name	Title	% of Salary	$
Shelly R. Ibach	President and CEO	100% / 115%	$940	$1,790	$1,137	$1,987
David R. Callen	SVP and CFO	55%	$236	$672	$285	$721
Andrew P. Carlin	EVP, Chief Sales and Services Officer	60%	$271	$731	$328	$788
Andrea L. Bloomquist	SVP, Chief Product Officer	55%	$229	$649	$277	$697
Suresh Krishna	SVP, Chief Operations, Supply Chain, and Lean Officer	55%	$220	$624	$267	$670

* Cash compensation numbers above represent annualized salary for both target and actual. These values may differ from the Summary Compensation Table, which represents actual salary earned for the year. Shelly Ibach’s target bonus % increased from 100% of salary to 115% of salary on March 26, 2017, and this higher target bonus % applied to earnings after this date.

●	Leverage Curve of the Annual Cash Incentive Payout. The Committee seeks to set the leverage curve of the annual cash incentive payout, or the percentage of incremental Adjusted EBITDA that is used to fund the overall annual incentive pool, in a manner that both provides a strong motivation for achievement of stretch performance objectives and a reasonable sharing rate of incremental Adjusted EBITDA. Our plan provides for up to 250 percent of target payout opportunity for maximum Adjusted EBITDA performance, and no payout if threshold levels of Adjusted EBITDA are not achieved.

For the first half of 2017, Adjusted EBITDA (before incentive payout) of $80.6 million exceeded our semi-annual target of $80.0 million, and we therefore paid 50% of the prorated target opportunity for the first half of the year. The table below provides the details for this payout for each NEO ($000s):

Full Name	Position Name	First Half Eligible Earnings	Target AIP %	First Half Target AIP $	Actual Payout: 50% of First Half Target $
Shelly R. Ibach*	President and CEO	$417	100% / 115%	$451	$226
David R. Callen	SVP and CFO	$210	55%	$116	$58
Andrew P. Carlin	EVP, Chief Sales and Service Officer	$222	60%	$133	$67
Andrea L. Bloomquist	SVP, Chief Product Officer	$207	55%	$114	$57
Suresh Krishna	SVP, Chief Operations, Supply Chain, and Lean Officer	$199	55%	$109	$55

* On March 26, 2017, Shelly Ibach’s target AIP increased from 100% of salary to 115% of salary for eligible earnings for the remainder of the fiscal year.

For the full-year 2017, our actual Adjusted EBITDA of $169 million (after deduction of annual incentive expense) was above our target of $158 million and below our maximum of $210 million. This performance above target resulted in a total Annual Incentive payout of 121% of target (inclusive of the mid-year progress payment referenced above). The table below provides more detail for the performance goals used to determine this result ($ millions):

	Payout	Adjusted EBITDA After Annual Incentive Payout
		$	% Growth
Threshold	20%	$130	-11%
Target	100%	$158	8%
Actual Performance	121%	$169	16%
Maximum	250%	$210	44%

The table below reflects the total Annual Incentive Payout for the full year at 121% of target as well as the incremental payments made at year-end, in addition to the mid-year payouts ($000s).

Full Name	Position Name	Target AIP %	Full Year Target AIP $	Full-Year Actual Payout at 121% of Target	End of Year Payout (Net of Mid-Year)
Shelly R. Ibach*	President and CEO	100% / 115%	$940	$1,137	$912
David R. Callen	SVP and CFO	55%	$236	$285	$227
Andrew P. Carlin	EVP, Chief Sales and Service Officer	60%	$271	$328	$261
Andrea L. Bloomquist	SVP, Chief Product Officer	55%	$229	$277	$220
Suresh Krishna	SVP, Chief Operations, Supply Chain, and Lean Officer	55%	$220	$267	$212

* On March 26, 2017, Shelly Ibach’s target AIP increased from 100% of salary to 115% of salary for eligible earnings for the remainder of the fiscal year.

Long-Term Equity-Based Incentive Compensation. The company makes long-term, equity-based incentive compensation grants to its executive officers and other team members to align their interests with those of our shareholders, as well as to provide total compensation that is competitive in the marketplaces in which the company competes for top talent. The Committee seeks to grant equity awards designed to provide total direct compensation that is near the market median, with the potential for greater earnings when the company outperforms its long-term performance targets and the potential for lower earnings in the event the company underperforms its performance targets. As the company offers no pension plan, this equity-based pay component is an important enabler of retirement security for executives and other team members who have dedicated a significant portion of their working careers to our business.

Executive officers and other key team members are eligible for equity-based grants upon joining the company and thereafter on an annual basis. In determining the economic value of equity awards to be granted to executive officers, the Committee considers primarily the competitive position of each executive officer’s targeted total direct compensation, including the current value of proposed equity awards, in relation to market data. The Committee also considers a variety of other factors, including:

●	company’s recent performance relative to the peer group,

●	individual performance, including levels of responsibility, and the individual’s impact on current results and our long-term competitive position,

●	prior awards, including the number of shares awarded and the accumulated “holding power” of unvested equity to motivate both performance and retention, and

●	the dilutive impact of equity awards in relation to market data.

The company has historically granted both (i) stock option awards with an exercise price equal to the fair market value on the date of grant, typically vesting ratably over a period of years, and (ii) “performance shares” subject to adjustment based on actual performance versus targets established at the date of grant. The only exceptions have been for new hires and promotions, both of whom typically receive a special award of restricted stock units that vest for continued service over a period of three years. These awards encourage retention and shareholder alignment, as well as provide an up-front equity stake upon hire for new executives.

For the 2017 long-term incentive program, the Committee continued to grant 75% of the annual award value in performance-vested RSUs, with the remaining 25% in stock options. See “Grant of Plan-Based Awards” table below. These grants were approved by the Committee in March 2017.

●	Grant value for Ms. Ibach increased slightly (4.8%, from $2.1 million to $2.2 million) to align with the median of the market.

●	Annual LTI grant value increased by 50% (from $400k to $600k) for Mr. Carlin to recognize his new role as EVP, Chief Sales and Services Officer (i.e., his previous annual LTI grants represented awards at the SVP level).

●	Annual LTI grant value for Mr. Callen and Ms. Bloomquist increased 18.8% (from $400k to $475k) to align more closely with the median of the market.

Total direct compensation for NEOs was aligned with the median of the market. The table below provides detail for total grant value of long-term incentives (LTI) awarded in 2016 and 2017, as well as the resulting 2017 Target total direct compensation (sum of base salary, value of target annual incentive opportunity and the grant value of LTI).

($000s)

		LTI Target Grant Value (Annual Award)
Name	Title	2016	2017	% +/-	2017 Target TDC
Shelly R. Ibach	President and CEO	$2,100	$2,200	4.8%	$3,990
David R. Callen	SVP and CFO	$400	$475	18.8%	$1,147
Andrew P. Carlin	EVP, Chief Sales and Services Officer	$400	$600	50.0%	$1,331
Andrea L. Bloomquist	SVP, Chief Product Officer	$400	$475	18.8%	$1,124
Suresh Krishna	SVP, Chief Operations, Supply Chain, and Lean Officer	$500	$475	-5.0%	$1,099

LTI grant values are converted to a number of shares using a 20-day average stock price leading up to date of grant in order to mitigate short-term stock price volatility. As such, values in the table above are different from the grant date fair values in the Summary Compensation Table.

Performance-vested RSU payouts and grants.

2015 Performance-Vested RSUs: The performance-vested units granted in 2015 were earned at 86% of target, based on annual growth in revenue and NOP during each of 2015 – 2017, as well as the three-year average for each measure. The shares earned are vested in full on the third anniversary of the grant date (March 16, 2018). Revenue (or net sales) and NOP (or operating income) are both GAAP measures as reported in the company’s Annual Report on Form 10-K.

This plan is a full three-year performance plan. There is no payout, if any, until the end of the three-year period and the percentage growth goals (e.g. “performance levels”) are determined at the beginning of the performance period and are not changed. The performance levels indicated below are applied to each prior year actual revenue and NOP outcome to develop the goals for each year of the three-year performance period. Annual growth in both revenue and NOP is measured to determine a total of six performance scores over the three-year period (i.e., three scores for revenue growth and three scores for NOP growth; revenue and NOP growth are equally weighted).

Performance Level	Payout	Revenue	NOP
Below Threshold	0%	<4%	<4%
Threshold	50%	4%	4%
Target	100%	7%	9%
Max	200%	15%	20%

The three revenue scores are averaged to determine the revenue payout for the three-year period, and the three NOP scores are averaged to determine the NOP payout for the three-year period. The table below provides detail for the performance results used to determine the 86% of target payout for the 2015 – 2017 performance period. The payout was positively impacted by strong revenue growth well-above peer group median levels, and negatively impacted by NOP performance in 2015 and 2016 largely related to the impact of ERP implementation and strategic investments made to support our long-term strategy.

Year	Revenue (Net Sales) - GAAP			NOP - Excluding ERP Launch Cost*
	$	Growth	Perf Score	$	Growth	Perf Score
2014	$1,157			$102
2015	$1,214	4.9%	65%	$87	-14.8%	0%
2016	$1,311	8.0%	113%	$77	-11.5%	0%
2017	$1,444	10.2%	139%	$92	19.9%	199%

		Average	106%			66%
		Weighting	50%			50%

		Total Payout % of Target			86.2%

*NOP excludes 2015 ERP Launch Costs of $11.6 million (i.e., one-time, non-recurring expenses for system training).

The Committee also added an ROIC objective to the program in 2015 to ensure that payouts are reduced if returns are not sufficiently above the company’s WACC. If three-year average ROIC does not exceed WACC by at least 30%, then the final payout will be reduced by a minimum of 5% and a maximum of 20% of the target number of units.

For the 2015 – 2017 performance period, ROIC exceeded WACC by more than 30%. (see table below for more details):

	2015	2016	2017
Return On Invested Capital (ROIC)	11.2%	12.2%	14.3%
Weighted Average Cost of Capital (WACC)	9.6%	7.9%	7.7%
Return Premium (ROIC % +/- WACC)	16.7%	54.4%	85.7%

	3-Year Avg.		52.3%

The Committee uses ROIC in the LTI program because it ensures that we are investing capital efficiently to generate both net sales growth and NOP growth over the long-term, thus aligning the company’s and shareholders’ interests. As financial stewards of the company’s assets, both Management and the Board are committed to deploying capital efficiently to generate superior returns for shareholders.

2017 Performance-Vested RSUs: The performance-vested units granted in 2017 follow a similar structure as the 2015 awards described above. Performance units will be earned based on annual growth in Revenue and NOP, equally weighted, through 2019, and will vest in March 2020 depending on performance achievement. Performance below the defined threshold would result in a payout of zero. The maximum payout is 200 percent of the target number of units granted. The payouts will also be subject to reduction for failure to generate ROIC that sufficiently exceeds WACC.

2017 Special Performance-Vested RSU Awards:

In March 2017, NEOs received special performance-vested RSUs that will only be earned if our diluted net income per share for the fiscal year ending December 28, 2019 is at or above $2.75 (the “EPS Target”) (note: tax rate for EPS calculation is held constant at the 2016 rate of 32.3% which was the most current full-year tax rate at the date of this grant; no subsequent tax rate changes will be included in the EPS calculation for the purpose of determining if this award is earned*). The Committee granted these awards to create alignment with the long-term goal we have communicated to shareholders, and to ensure that we are appropriately rewarding our senior leaders for achievement of the aggressive long-term plan to achieve EPS of $2.75 by 2019.

Achievement of the EPS Target requires a total increase of 150% and a three-year Compound Annual Growth Rate (CAGR) of 35.7% from the 2016 EPS of $1.10, and this level of growth would represent performance at or above the historical top decile of the benchmarks for the peer group. These awards reinforce our commitment to our pay for performance philosophy.

The performance-based restriction on the awards will lapse on March 21, 2020, the third anniversary of the grant date, if the EPS Target is achieved, in which case 50% of the units subject to the awards would vest and be issued following March 21, 2020. And, if the EPS Target is achieved, the remaining 50% of the units subject to the awards would vest and be issued following March 21, 2021, the fourth anniversary of the grant date. The vesting of the awards is conditioned upon the recipient’s continued employment or service to the company through the applicable vesting dates, subject to certain exceptions. Vested award units will be settled in shares of our common stock on a one-for-one basis. The Committee will determine whether the EPS Target is achieved based on our audited financial statements for the fiscal year ended December 28, 2019. The total number of units subject to each award would be reduced by 15% if the company’s TSR does not increase during the period beginning on the date of grant and ending on December 28, 2019.

The table below provides details for the grant value and number of performance-vested RSUs granted in connection with these special awards:

($000s)

Name	Title	Award Grant Value**	# of RSUs

Shelly R. Ibach	President and CEO	$3,131	138,595
David R. Callen	SVP and CFO	$332	14,700
Andrew P. Carlin	EVP, Chief Sales and Services Officer	$332	14,700
Andrea L. Bloomquist	SVP, Chief Product Officer	$332	14,700
Suresh Krishna	SVP, Chief Operations, Supply Chain, and Lean Officer	$332	14,700

* The $2.75 goal referenced above is calculated using the 2016 tax rate of 32.3%, and the 2019 actual tax rate inclusive of benefit from tax reform is currently expected to be lower. If the 2019 actual tax rate is in fact lower than 32.3%, then holding the tax rate constant at the 2016 rate of 32.3% makes the goal more difficult to achieve.
**Monte Carlo valuation of 94.88% of face value. Based on 20-day avg stock price of $23.81.

(LTI grant values are converted to a number of shares using a 20-day average stock price leading up to date of grant in order to mitigate short-term stock price volatility. As such, the value referenced above are different from the grant date fair values in the Summary Compensation Table.)

The Summary Compensation Table includes the full grant value of these special awards in 2017 compensation. The table below illustrates how this disclosure would appear for 2017 compensation without the grant value of the special award:

Name And Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards (Excluding Special Performance Award) ($)	Option Awards ($)	Non- Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Shelly R. Ibach President and CEO	2017	$841,923	—	$1,636,173	$540,042	$1,137,400	$30,363	$4,185,901

David R. Callen SVP and CFO	2017	$428,431	—	$353,206	$116,614	$285,120	$10,802	$1,194,173

Andrew P. Carlin EVP, Chief Sales and Services Officer	2017	$451,791	—	$446,229	$147,275	$328,000	$11,050	$1,384,345

Andrea L. Bloomquist SVP and Chief Product Officer	2017	$416,520	—	$353,206	$116,614	$277,194	$10,054	$1,173,588

Suresh Krishna SVP and Chief Operations, Supply Chain and Lean Officer	2017	$400,500	—	$353,206	$116,614	$266,533	$11,802	$1,148,655

Severance Compensation. In February of 2007, the Board adopted the Sleep Number Corporation Executive Severance Pay Plan (the “Severance Plan”) to establish consistent severance benefits for senior executives upon termination of their employment by the company without cause or upon resignation for “good reason” as defined by the Severance Plan. Prior to the adoption of the Severance Plan some, but not all, of our senior executives were entitled to severance benefits pursuant to their employment offer letters. The Severance Plan provides more uniform benefits across the senior management team, including NEOs and others. No executive officer would be entitled to any severance compensation in excess of the benefits provided under the company’s Severance Plan. In June of 2017, the Committee approved an amended and restated version of the Severance Plan. The prior version of the Severance Plan provided for, and the amended and restated Severance Plan maintains, the base severance pay for our CEO and other NEOs for a termination without “cause” or upon resignation for “good reason,” each as defined in the Severance Plan, as follows:

●	for the CEO: (i) two times the sum of annual base salary and annual target cash incentive plus (ii) a pro rata portion of the executive’s annual cash incentive; and

●	for the other NEOs, (i) one times the sum of annual base salary and annual target cash incentive plus (ii) a pro rata portion of the executive’s annual cash incentive.

Under the prior version of the Severance Plan, the pro rata cash incentive payment was based on the executive’s target cash incentive for the year of termination. Under the amended and restated version of the Severance Plan, the pro rata cash incentive payment is based on the average annual cash incentive actually received by the executive during the three most recent fiscal years prior to the year of termination.

Under the prior version of the Severance Plan, the base severance amounts described above were not increased if the termination of employment without cause or resignation for good reason was in connection with a change in control of the company. The amended and restated Severance Plan provides an additional change in control severance pay amount for the CEO and other NEOs for a termination of employment without cause or resignation for good reason within six months before (or, if later, the date on which discussions with a third party regarding the change in control began) or 24 months after a change in control of the company, and subject to additional non-competition and non-solicitation requirements, equal to one times the sum of annual base salary and annual target cash incentive.

The changes to the Severance Plan align more closely with the market median, and also allow us to extend our non-compete and non-solicitation period from one year to two years for NEOs who receive the higher change in control payment under the Severance Plan (i.e., the extra year of compensation in connection with a change in control referenced above is connected to an extra year of non-compete and non-solicitation). In addition, we made the changes outlined below:

●	Updated various plan provisions to ensure compliance with both 409A and 162(m).

●	Edited various plan provisions to provide more clarity for the Change in Control protection period and how 280G calculations are administered.

In developing the Severance Plan and determining the benefits payable under the Severance Plan, the Committee considered market data received from its independent compensation consultant relative to typical severance benefits and concluded that the benefits payable under the Severance Plan were generally at or below the market data.

Benefits under the Severance Plan are conditioned upon execution and delivery to the company of a general release of claims and return of any company property. In addition, in the event the signed general release of claims is subsequently declared invalid or is revoked or attempted to be revoked, or in the event of a violation by the former executive of a non-compete or confidentiality agreement with the company, any unpaid severance compensation would be terminated. Each NEO has signed a non-compete agreement extending for one year following termination of employment and a confidentiality agreement of indefinite duration. For any NEO to receive the severance payments referenced above, the NEO would need to sign a two-year non-compete agreement.

The base severance compensation would be paid in a lump sum within a reasonable time following the team member’s termination of employment and in no event later than March 1 of the year following the year during which the termination occurs. None of the amounts payable under the Severance Plan are subject to any “gross-up” for tax purposes in the event of the applicability of any excise or similar taxes.

In addition to the base severance compensation described above, the Severance Plan provides for reimbursement of the cost of “COBRA” medical and dental “COBRA” continuation coverage, less the amount paid by an active full-time team member for the same level of coverage, until the earlier of:

●	the end of the period of time reflected in the base severance compensation (i.e., two years for CEO and one year for the other NEOs);

●	the end of the participant’s eligibility for COBRA continuation coverage; or

●	the date the participant becomes eligible to participate in another group medical plan or dental plan.

The Severance Plan also provides for outplacement services in an amount up to $15,000 for the CEO and up to $10,000 for other senior executives.

No severance payment would be triggered solely by a change in control of the company. The Severance Plan does provide, however, that during a 24-month period following a change in control of the company, the company may not terminate the Severance Plan and may not reduce the severance benefits payable to participants who are employed by the company immediately prior to the change in control. For additional information, see “Potential Payments to Named Executive Officers,” below.

Non-Qualified Deferred Compensation Plan. As described in more detail on page 59 of this Proxy Statement, certain executive team members (for example, director level and above) may defer a portion of their compensation and defer payment of restricted stock unit awards under a non-qualified deferred compensation plan that offers a range of investment options similar to those available under our 401(k) plan. The company may also make discretionary employer credits to this plan although it has not elected to do so.

Benefits and Perquisites. Our executive officers generally receive the same menu of benefits offered to other full-time team members including, but not limited to, our 401(k) plan. After completing an eligibility service period, our team members who have attained age 21 are eligible to participate in our 401(k) plan. The 401(k) plan includes company stock as an investment option, providing another opportunity for our senior executives and other team members to build stock ownership in our company. The company has historically made discretionary matching contributions (at various levels) of a portion of team members’ contributions to the 401(k) plan.

As the company provides no defined benefit pension plan, we believe the 401(k) plan and the non-qualified deferred compensation plan are important elements in retirement planning for executives and other eligible team members.

We generally avoid special executive perquisites. We do offer two executive benefits to senior management that are designed to address specific corporate purposes:

●	Annual Physical Exam. Members of our senior management team are encouraged to annually undergo a comprehensive physical examination. The company offers several executive physical options, which generally range in cost from $2,300 to $4,000. These costs, after insurance coverage, are paid by the company and constitute taxable wages to the executive that are not “grossed up” for tax purposes. This benefit is designed to promote preventive care, enhance the health and wellness of senior management and to catch potential health issues at an early stage.

●	Tax and Financial Planning. Members of our senior management team are eligible for reimbursement of expenses for tax and financial planning services up to $15,000 per year for the CEO and up to $8,000 per year for executive or senior vice presidents. Amounts reimbursed under this benefit represent taxable wages that are not “grossed up” for tax purposes. This benefit is designed to enhance financial planning, to avoid distraction of members of the senior management team and to promote tax compliance.

Chief Executive Officer Compensation and Performance

The compensation for Shelly R. Ibach, our President and Chief Executive Officer, consists of an annual base salary, annual cash incentive compensation and long-term equity-based incentive compensation. The Committee determines the level for each of these compensation elements using methods consistent with those used for the company’s other senior executives, including the assessment of individual performance and review of competitive data. The Committee evaluates Ms. Ibach’s performance by soliciting input from all members of the Board as well as members of the senior management team. The Board also assesses Ms. Ibach’s performance against objectives incorporating key operational and strategic factors, including growth, profitability, product innovation, advancement of strategic initiatives, organizational development and investor relations. The CEO performance feedback from all independent Board members is consolidated into a detailed performance review which is the basis of a full Board discussion in Executive Session led by the Chair of the Committee. The Board’s assessment of Ms. Ibach’s performance is a major consideration in determining any compensation adjustments for the coming year.

Tax and Accounting Implications

Deductibility of Executive Compensation.

In designing performance awards under our equity-based incentive plan and our annual cash bonus plan, we consider the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which generally provides that we may not deduct more than $1 million paid to certain executive officers, other than for “performance-based” compensation meeting certain requirements. The Tax Cut and Jobs Act, signed into law on December 22, 2017 (the “Tax Act”), among other things, repealed the exemption from the Section 162(m) limit for “performance-based” compensation effective for the Company’s taxable years beginning after December 31, 2017, subject to transition relief for binding contracts entered into prior to November 2, 2017. Our equity-based incentive plan and our annual cash bonus plan are designed to permit the grant and payment of equity or cash incentive awards that qualify as “performance-based” compensation, which, to the extent applicable, would be exempt from the Section 162(m) deduction limitation. While these plans are designed to be operated in a manner intended to exempt the payments from the Section 162(m) deduction limitation, the Committee may administer the plans in a manner that does not satisfy the requirements to achieve a result that the Committee determines to be appropriate. Despite the Committee’s efforts to structure performance-based compensation in a manner intended to be exempt from the 162(m) limit, because of the Tax Act repeal of the performance-based pay exception, and the ambiguities and uncertainties as to the application and interpretation of Section 162(m) as revised by the Tax Act, including the uncertain scope of the transition relief contained in the Tax Act, no assurance can be given that compensation intended to satisfy the requirements for an exemption from the Section 162(m) deduction limit in fact will be exempt.

Despite the changes to Section 162(m) as a result of the Tax Act and consistent with our executive compensation philosophy of linking pay to performance and aligning executive interests with those of our shareholders, we currently expect that we will continue to structure our executive compensation program so that a significant portion of total executive compensation is linked to the performance of our Company.

Summary Compensation Table

The following table summarizes the total compensation paid or earned by each of the named executive officers for the 2017 fiscal year ended December 30, 2017 (and for the 2016 and 2015 fiscal years if the individual was a named executive officer in those years, respectively). The details of our named executive officers’ compensation are discussed in the Compensation Discussion and Analysis beginning on page 28.

Name And Principal Position	Year	Salary ($)	Bonus(6) ($)	Stock Awards(1)(2) ($)	Option Awards(1)(3) ($)	Non- Equity Incentive Plan Compensation(4)(6) ($)	All Other Compensation(5) ($)	Total ($)
Shelly R. Ibach President and CEO	2017	$841,923	—	$4,740,701	$540,042	$1,137,400	$30,363	$7,290,429
	2016	$814,615	—	$1,597,928	$493,284	$354,998	$23,205	$3,284,030
	2015	$779,231	—	$1,561,875	$484,356	$188,462	$12,700	$3,026,624

David R. Callen SVP and CFO	2017	$428,431	—	$682,486	$116,614	$285,120	$10,802	$1,523,453
	2016	$400,637	—	$304,346	$93,979	$96,034	$9,327	$904,323
	2015	$383,618	—	$234,240	$72,621	$52,257	$8,570	$751,306

Andrew P. Carlin EVP, Chief Sales and Services Officer	2017	$451,791	—	$775,509	$147,275	$328,000	$11,050	$1,713,625
	2016	$415,369	—	$670,240	$93,979	$106,385	$8,025	$1,293,998
	2015	$354,728	—	$312,375	$96,855	$46,156	$7,950	$818,064

Andrea L. Bloomquist SVP and Chief Product Officer	2017	$416,520	—	$682,486	$116,614	$277,194	$10,054	$1,502,868
	2016	$403,500	—	$304,346	$93,979	$96,718	$11,960	$910,503
	2015	$355,915	—	$312,375	$96,855	$45,563	$7,950	$818,658

Suresh Krishna SVP and Chief Operations, Supply Chain and Lean Officer	2017	$400,500	—	$682,486	$116,614	$266,533	$11,802	$1,477,935
	2016	$285,000	$144,127	$1,059,989	$437,402	$70,373	$17,095	$2,013,986

(1) Reflects the aggregate grant date fair value of stock and option awards granted during fiscal years 2017, 2016 and 2015, computed in accordance with FASB ASC Topic 718. See Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 30, 2017, for a discussion of the relevant assumptions used in calculating these amounts.

(2) The “Stock Awards” column includes performance stock awards. The amounts included for the performance stock awards represent the grant date fair value assuming the achievement of the target performance award level. The following table presents the grant date fair value of the performance stock awards included in the “Stock Awards” column and the maximum grant date fair value of these awards assuming that the highest level of performance conditions would be achieved. For further information on these awards, see the Grants of Plan-Based Awards table.

	2017		2016		2015
	Grant Date	Maximum	Grant Date	Maximum	Grant Date	Maximum
	Fair Value	Value	Fair Value	Value	Fair Value	Value
Ms. Ibach	$4,740,701	$6,376,874	$1,597,928	$3,195,857	$1,561,875	$3,123,750
Mr. Callen	$682,486	$1,035,692	$304,346	$608,692	$234,240	$468,480
Mr. Carlin	$775,509	$1,221,738	$304,346	$608,692	$312,375	$624,750
Ms. Bloomquist	$682,486	$1,035,692	$304,346	$608,692	$312,375	$624,750
Mr. Krishna	$682,486	$1,035,692	$407,658	$815,317	$—	$—

(3) The “Option Awards” column includes a market-based option award in 2016 for Mr. Krishna. The associated $312,625 grant date fair value included in the “Option Awards” column is also the maximum value of the award assuming that the market condition would be achieved. The market condition requires the company’s closing stock price to exceed $27.00 for 20 consecutive trading days and can be achieved any time prior to April 11, 2026, subject to continuing employment.

(4) Represents annual incentive compensation earned under the AIP. See discussion in the Compensation Discussion and Analysis under the heading “Annual Cash Incentive Compensation.”

(5) All other compensation includes the costs of (i) reimbursement for personal financial planning and tax advice; (ii) company sponsored physical exam; (iii) company contribution to the executive’s 401(k) account; and (iv) reimbursement of personal travel expenses for Ms. Ibach which was intended to allow Ms. Ibach to conduct company work remotely while travelling.

(6) For 2016, Mr. Krishna was guaranteed a minimum payment equal to the target incentive level under the AIP. The amount in the Non-Equity Incentive Plan Compensation column reflects the amount that would have been earned under the plan if there had been no guarantee. The amount in the Bonus column reflects the difference between the guaranteed minimum payment and the amounts that would have been earned under the plan if there had been no guarantee.

Grants of Plan-Based Awards

The following table summarizes grants of equity and non-equity plan-based awards to each of the named executive officers during the 2017 fiscal year ended December 30, 2017.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards
									All
								All	Other
								Other	Option		Grant
								Stock	Awards:		Date
								Awards:	Number	Exercise	Fair
								Number	of	or Base	Value of
								of Shares	Securities	Price of	Stock and
								of Stock	Underlying	Option	Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Awards	Awards
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	($)(5)
Shelly R. Ibach		$188,000	$940,000	$2,350,000
	3/21/17(2)				5,775	69,300	138,600				$1,636,173
	3/21/17(3)				110,876	138,595	138,595				$3,104,528
	3/21/17(4)								53,720	$23.61	$540,042

David R. Callen		$47,127	$235,637	$589,092
	3/21/17(2)				1,247	14,960	29,920				$353,206
	3/21/17(3)				11,760	14,700	14,700				$329,280
	3/21/17(4)								11,600	$23.61	$116,614

Andrew P. Carlin		$54,215	$271,074	$677,686
	3/21/17(2)				1,575	18,900	37,800				$446,229
	3/21/17(3)				11,760	14,700	14,700				$329,280
	3/21/17(4)								14,650	$23.61	$147,275

Andrea L. Bloomquist		$45,817	$229,086	$572,715
	3/21/17(2)				1,247	14,960	29,920				$353,206
	3/21/17(3)				11,760	14,700	14,700				$329,280
	3/21/17(4)								11,600	$23.61	$116,614

Suresh Krishna		$44,055	$220,275	$550,688
	3/21/17(2)				1,247	14,960	29,920				$353,206
	3/21/17(3)				11,760	14,700	14,700				$329,280
	3/21/17(4)								11,600	$23.61	$116,614

(1) This represents the cash incentive opportunity for 2017 under the AIP. The actual amounts earned under this plan for 2017 are reported in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table. The threshold reflects the amount that would be payable under the plan if the minimum performance level is achieved for annual company-wide performance goals. If the minimum performance level for payment of the threshold amount is not achieved, then no annual incentive would be payable under the plan. Grantees had the opportunity to realize up to 50 percent of pro-rated target incentive levels for achievement of semi-annual performance objectives for the first half of the year. See discussion in the Compensation Discussion and Analysis under the heading “Annual Cash Incentive Compensation.”

(2) These awards represent performance stock unit awards described in greater detail in the Compensation Discussion and Analysis under the heading, “Long-Term Equity-Based Incentive Compensation.” The target number of units may be adjusted based on company performance during the performance period which ends December 28, 2019 (fiscal 2019 year-end). The adjusted amount of the award then fully vests after three years from the grant date. If any dividends are paid on our common stock, the holders of the performance stock units awards would receive dividends at the same rate as paid to other shareholders if and when the performance stock unit award becomes fully vested.

(3) These awards represent performance stock unit awards with a market condition described in greater detail in the Compensation Discussion and Analysis under the heading, “Special Performance-Vested RSU Awards.” The awards vest 50% three years from the grant date and 50% four years from the grant date, subject to continued employment and achievement of the performance criterion. The performance criterion requires earnings per share of $2.75 for the year ending December 28, 2019 (fiscal 2019). If the performance criterion is not achieved, no units will be earned, except that if the performance criterion would have been achieved if a portion of the stock-based compensation expense attributable to the awards had been excluded from the calculation of earnings per share, then the target number of units may be adjusted downward, until earnings per share equals $2.75 on a pro forma basis. However, if this pro forma adjustment would require more than a 20% reduction in the target number of units, no units will be earned. In addition, the target number of units may be adjusted downward by 15% if the Company’s total shareholder return from the date of grant through December 28, 2019 is negative.

(4) These awards represent stock options described in greater detail in the Compensation Discussion and Analysis under the heading, “Long-Term Equity-Based Incentive Compensation.” These stock options have an exercise price equal to the closing trading price of the company’s common stock on the grant date. The options become exercisable in installments of one-third of the options awarded on each of the first three anniversaries of the grant date. These options remain exercisable for up to 10 years from the grant date, subject to earlier termination upon certain events related to termination of employment.

(5) Reflects the grant date fair value computed in accordance with FASB ASC Topic 718. The value for awards subject to market or performance conditions reflects the target payout.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the total outstanding equity awards for each of the named executive officers as of December 30, 2017.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(13)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(13)
Shelly R. Ibach	6,610	—		$3.76	3/7/2018	—		—	—		—
	7,500	—		$0.79	6/18/2019	—		—	—		—
	27,375	—		$9.75	6/4/2020	—		—	—		—
	14,038	—		$17.34	5/11/2021	—		—	—		—
	17,900	—		$28.99	2/23/2022	—		—	—		—
	13,526	—		$25.99	6/1/2022	—		—	—		—
	41,950	—		$21.15	4/1/2023	—		—	—		—
	27,430	—		$17.77	3/28/2024	—		—	—		—
	19,653	9,827	(1)	$33.32	3/16/2025	—		—	—		—
	—	—		—	—	40,407	(2)	$1,518,899	—		—
	19,264	38,526	(3)	$18.81	3/22/2026	—		—	—		—
	—	—		—	—	—		—	84,951	(4)	$3,193,308
	—	53,720	(10)	$23.61	3/21/2027	—		—	—		—
	—	—		—	—	—		—	69,300	(11)	$2,604,987
	—	—		—	—	—		—	138,595	(12)	$5,209,786

David R. Callen	7,395	—		$17.36	4/7/2024	—		—	—		—
	2,947	1,473	(1)	$33.32	3/16/2025	—		—	—		—
	—	—		—	—	6,060	(2)	$227,795	—		—
	3,670	7,340	(3)	$18.81	3/22/2026	—		—	—		—
	—	—		—	—	—		—	16,180	(4)	$608,206
	—	11,600	(10)	$23.61	3/21/2027	—		—	—		—
	—	—		—	—	—		—	14,960	(11)	$562,346
	—	—		—	—	—		—	14,700	(12)	$552,573

Andrew P. Carlin	9,845	—		$9.75	6/4/2020	—		—	—		—
	200	—		$17.34	5/11/2021	—		—	—		—
	3,000	—		$28.99	2/23/2022	—		—	—		—
	4,165	—		$25.99	6/1/2022	—		—	—		—
	11,450	—		$21.15	4/1/2023	—		—	—		—
	9,350	—		$17.77	3/28/2024	—		—	—		—
	3,930	1,965	(1)	$33.32	3/16/2025	—		—	—		—
	—	—		—	—	8,082	(2)	$303,802	—		—
	3,670	7,340	(3)	$18.81	3/22/2026	—		—	—		—
	—	—		—	—	—		—	16,180	(4)	$608,206
	—	—		—	—	18,880	(5)	$709,699	—		—
	—	14,650	(10)	$23.61	3/21/2027	—		—	—		—
	—	—		—	—	—		—	18,900	(11)	$710,451
	—	—		—	—	—		—	14,700	(12)	$552,573

Outstanding Equity Awards at Fiscal Year-End, continued

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(13)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(13)
Andrea L. Bloomquist	3,000	—		$3.07	5/5/2018				—		—
	1,750	—		$0.94	6/1/2019	—		—	—		—
	13,125	—		$9.75	6/4/2020	—		—	—		—
	3,100	—		$17.34	5/11/2021	—		—	—		—
	3,000	—		$28.99	2/23/2022	—		—	—		—
	3,332	—		$25.99	6/1/2022	—		—	—		—
	11,450	—		$21.15	4/1/2023	—		—	—		—
	9,350	—		$17.77	3/28/2024	—		—	—		—
	3,930	1,965	(1)	$33.32	3/16/2025	—		—	—		—
	—	—		—	—	8,082	(2)	$303,802	—		—
	3,670	7,340	(3)	$18.81	3/22/2026	—		—	—		—
	—	—		—	—	—		—	16,180	(4)	$608,206
	—	11,600	(10)	$23.61	3/21/2027	—		—	—		—
	—	—		—	—	—		—	14,960	(11)	$562,346
	—	—		—	—	—		—	14,700	(12)	$552,573

Suresh Krishna	4,770	9,540	(6)	$19.38	4/11/2026	—		—	—		—
	—	30,500	(7)	$19.38	4/11/2026	—		—	—		—
	—	—		—	—	14,025	(8)	$527,200	—		—
	—	—		—	—	—		—	21,035	(9)	$790,706
	—	11,600	(10)	$23.61	3/21/2027	—		—	—		—
	—	—		—	—	—		—	14,960	(11)	$562,346
	—	—		—	—	—		—	14,700	(12)	$552,573

(1) These stock options were granted on March 16, 2015 and vest one-third each year on each of the first three anniversaries of the date of grant, subject to continuing employment through the applicable vesting date.

(2) These performance stock units were granted on March 16, 2015 and vest 100% on March 16, 2018, subject to achieving performance criteria and continuing employment through the vesting date. The shares are reflected at actual performance achievement level. The performance period was completed as of fiscal 2017 year end.

(3) These stock options were granted on March 22, 2016 and vest one-third each year on each of the first three anniversaries of the date of grant, subject to continuing employment through the applicable vesting date.

(4) These performance stock units were granted on March 22, 2016 and vest 100% on March 22, 2019, subject to achieving performance criteria and continuing employment through the vesting date. The shares are reflected at the target award level. The performance period continues through fiscal 2018 year end.

(5) These restricted stock units were granted on April 11, 2016 and vest 100% on April 11, 2019, subject to continuing employment through the applicable vesting date.

(6) These stock options were granted on April 11, 2016 and vest one-third each year on each of the first three anniversaries of the date of grant, subject to continuing employment through the applicable vesting date.

(7) These market-based stock options were granted on April 11, 2016 and vest 100% on April 11, 2019, subject to continuing employment through the vesting date; provided, however, that the options will only become exercisable if the market condition is achieved. The shares are reflected at the target award level, which is the same as the maximum award level. The market condition requires the company’s closing stock price to exceed $27.00 for 20 consecutive trading days and can be achieved any time prior to April 11, 2026, subject to continuing employment. As of December 30, 2017, the market condition had been achieved.

(8) These restricted stock units were granted on April 11, 2016 and vest one-half each year on each of the first two anniversaries of the date of grant, subject to continuing employment through the applicable vesting date.

(9) These performance stock units were granted on April 11, 2016 and vest 100% on April 11, 2019, subject to achieving performance criteria and continuing employment through the vesting date. The shares are reflected at the target award level. The performance period continues through fiscal 2018 year end.

(10) These stock options were granted on March 21, 2017 and vest one-third each year on each of the first three anniversaries of the date of grant, subject to continuing employment through the applicable vesting date.

(11) These performance stock units were granted on March 21, 2017 and vest 100% on March 21, 2020, subject to achieving performance criteria and continuing employment through the vesting date. The shares are reflected at the target award level. The performance period continues through fiscal 2019 year end.

(12) These performance stock units were granted on March 21, 2017 and vest 50% on March 21, 2020 and 50% on March 21, 2021, subject to achieving a performance criterion and continuing employment through the vesting date. In addition, the units ultimately earned for achievement of the performance criterion can be reduced by 15% if a market condition is not met. The shares are reflected at the target award level, which is the same as the maximum award level. The performance period continues through fiscal 2019 year end.

(13) Calculated by multiplying unvested shares by $37.59, the closing price of the company’s common stock on the Nasdaq Stock Market on December 29, 2017, the last trading day of fiscal 2017.

Option Exercises and Stock Vested

The following table summarizes the stock options exercised and restricted stock awards vested for each of the named executive officers during the fiscal year ended December 30, 2017.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Shelly R. Ibach	23,700	$330,275	76,903	$1,855,669
David R. Callen	—	—	15,387	$390,214
Andrew P. Carlin	14,500	$433,666	30,448	$734,710
Andrea L. Bloomquist	—	—	30,448	$734,710
Suresh Krishna	—	—	19,635	$495,391

(1)	The value realized on the exercise of stock options for purposes of this table is based on the difference between the fair market value of our common stock on the date of exercise and the exercise price of the stock option.

(2)	The value realized on the vesting of stock awards for purposes of this table is based on the fair market value of our common stock on the date of vesting of the award.

Nonqualified Deferred Compensation

The following table summarizes the aggregate earnings and balances for each of the named executive officers under the Select Comfort Executive Investment Plan, the company’s non-qualified deferred compensation plan (described in greater detail below), for the 2017 fiscal year ended December 30, 2017.

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End(1) ($)
Shelly R. Ibach	$452,338	—	$111,205	—	$951,508
David R. Callen	—	—	$875	—	$38,404
Andrew P. Carlin	$283,503	—	$162,783	—	$1,045,487
Suresh Krishna	—	—	—	—	—
Andrea L. Bloomquist	—	—	—	—	—

(1)       Among the named executive officers, Ms. Ibach, Mr. Callen and Mr. Carlin had account balances under the plan as of December 30, 2017. Mr. Krishna and Ms. Bloomquist did not elect to participate in the plan in fiscal year 2017.

As determined by the plan administrator each year, certain executive team members (for example, director level and above) may be eligible to participate in the Sleep Number Executive Investment Plan, a non-qualified deferred compensation plan. Under this plan, eligible team members may defer up to 50% of base salary and up to 75% of bonus compensation on a pre-tax basis. These voluntary team member salary and bonus deferrals are credited to the participant’s “savings account.” (Elective deferrals made by eligible team members prior to January 1, 2009 could have been credited to a “fixed period account.”) No team members were eligible to make deferrals of base salary or bonus during the 2009, 2010 and 2011 plan years and the first six months of the 2012 plan year.

In addition to deferrals made by eligible team members, the company may elect to credit eligible team members with discretionary employer credits to a “retirement account.” The company has not elected to make any discretionary employer credits under this plan.

A participant’s account under the plan is also credited with earnings credits which are based on deemed investment in a variety of funds made available by the plan administrator and which are currently similar to the investment fund options available under the company’s 401(k) plan. The participant selects the funds into which the account balance is deemed to be invested and these allocations may be changed by the participant at any time.

Amounts credited to savings and retirement accounts are paid out no later than 90 days (or six months for executive officers) after the participant’s “termination date” (which means the date the participant separates from service as defined under Internal Revenue Code Section 409A). Payment of the fixed period account depends on the date (or dates) of distribution elected by the participant at the time he or she made the election to defer salary or bonus to a fixed period account. Distributions to the participant may be made in a lump sum payment or in annual installment payments. Prior to the termination date (or the fixed payment date of a fixed period account), a participant may be allowed to receive a lump sum distribution from his or her account in the event of certain unforeseeable emergencies. The participant’s account (if any) upon his or her date of death is paid in a lump sum to the participant’s plan beneficiary or beneficiaries.

Employment Arrangements, Potential Payments upon Change in Control

No Employment Agreements. All Sleep Number team members, including all executive officers, are “at will” team members, meaning that the team member or the company may terminate the employment relationship with or without cause and with or without notice, at any time at the option of either the team member or the company. No executive officer of the company has any contractual or other right to employment for any term or period of time. In addition, no executive officer would be entitled to any severance compensation in excess of the benefits provided under the company’s Severance Plan described above.

Change in Control Provisions –2004 Stock Incentive Plans

Under our company’s 2004 Stock Incentive Plan (the “2004 Plan”), if a “change in control” of our company occurs, then, unless the Compensation Committee decides otherwise either at the time of grant of an incentive award or at any time thereafter, all outstanding stock options will become immediately exercisable in full and will remain exercisable for the remainder of their terms, regardless of whether the participant to whom such options have been granted remains in the employ or service of our company or any subsidiary.

In addition, under the 2004 Plan, if a “change in control” of our company occurs, then, unless the Compensation Committee decides otherwise either at the time of grant of an incentive award or at any time thereafter:

●	All outstanding stock appreciation rights will become immediately exercisable in full and will remain exercisable for the remainder of their terms, regardless of whether the participant to whom such stock appreciation rights have been granted remains in the employ or service of our company or any subsidiary;

●	All outstanding restricted stock awards will become immediately fully vested and non-forfeitable; and

●	All outstanding performance units, stock bonuses and performance stock awards will vest and/or continue to vest in the manner determined by the Compensation Committee and set forth in the agreement evidencing such performance units or stock bonuses.

There are presently no outstanding stock appreciation rights, performance units or stock bonuses.

In the event of a change in control, the Compensation Committee may pay cash for all or a portion of the outstanding options. The amount of cash the participants would receive will equal (a) the fair market value of such shares immediately prior to the change in control minus (b) the exercise price per share and any required tax withholding.

Under the 2004 Plan, a “change in control” will include any of the following:

●	The sale, lease, exchange or other transfer of all or substantially all of the assets of our company to a corporation not controlled by our company;

●	The approval by our shareholders of a plan or proposal for the liquidation or dissolution of our company;

●	Any change in control that is required by the Securities and Exchange Commission to be reported;

●	Any person who was not a shareholder of our company on the effective date of the Plan becomes the beneficial owner of 50% or more of the voting power of our company’s outstanding common stock; or

●	The “continuity” directors (directors as of the effective date of the Plan and their future nominees) ceasing to constitute a majority of the Board of Directors.

The foregoing provisions applicable to changes in control under our 2004 Plan apply equally to all team members holding incentive awards under this plan.

Change in Control Provisions – 2010 Omnibus Incentive Plan

While the events that are considered a change in control under our 2004 Plan and Amended and Restated 2010 Omnibus Incentive Plan (the “2010 Plan”) are identical, our 2010 Plan, which governs incentive awards granted in 2010 and future years, contains a “double-trigger” change in control provision. Under this provision, if the company is the surviving company, or the surviving or acquiring company assumes our outstanding incentive awards or provides for their equivalent substitutes, then vesting of incentive awards is accelerated only upon the termination of the team member’s service, a material reduction in an team member’s base salary, a discontinuation of participation in certain long-term cash or equity benefits provided to comparable team members, a significant change in job responsibilities or the need to relocate, provided these events occur within two years following a change in control.

Potential Payments to Named Executive Officers

The following table summarizes the amount of compensation and benefits payable to each named executive officer in the event of (i) any voluntary termination or resignation or termination for cause, (ii) an involuntary termination without cause, (iii) a change in control, (iv) a qualifying change in control termination, and (v) termination by reason of an executive’s death or disability. The amounts shown assume that the applicable triggering event occurred on December 30, 2017 (fiscal year-end).

		Triggering Events

Name	Type of Payment	Voluntary/ Involuntary Termination For Cause ($)	Involuntary Termination without Cause(1) ($)	Change in Control ($)	Qualifying Change in Control Termination(2) ($)	Death or Disability ($)
Shelly R. Ibach	Cash Severance(3)	—	$4,632,500	—	$6,460,000	—
	Option Award Acceleration(4)	—	$490,534	—	$1,516,485	$1,516,485
	Stock Award Acceleration(5)	—	$5,721,084	—	$9,279,556	$12,770,112
	Benefit Continuation(6)	—	$5,338	—	$5,338	—
	Outplacement	—	$15,000	—	$15,000	—
	Total	—	$10,864,456	—	$17,276,379	$14,286,597
David R. Callen	Cash Severance(3)	—	$915,351	—	$1,590,968	—
	Option Award Acceleration(4)	—	—	—	$306,303	$306,303
	Stock Award Acceleration(5)	—	—	—	$1,617,159	$1,987,383
	Benefit Continuation(6)	—	$13,503	—	$13,530	—
	Outplacement	—	$10,000	—	$10,000	—
	Total	—	$938,854	—	$3,537,960	$2,293,686
Andrew P. Carlin	Cash Severance(3)	—	$1,011,226	—	$1,746,662	—
	Option Award Acceleration(4)	—	—	—	$351,043	$351,043
	Stock Award Acceleration(5)	—	—	—	$2,563,112	$2,933,336
	Benefit Continuation(6)	—	$13,256	—	$13,256	—
	Outplacement	—	$10,000	—	$10,000	—
	Total	—	$1,034,482	—	$4,684,073	$3,284,379
Andrea L. Bloomquist	Cash Severance(3)	—	$881,572	—	$1,532,255	—
	Option Award Acceleration(4)	—	—	—	$308,404	$308,404
	Stock Award Acceleration(5)	—	—	—	$1,705,308	$2,075,532
	Benefit Continuation(6)	—	—	—	—	—
	Outplacement	—	$10,000	—	$10,000	—
	Total	—	$891,572	—	$3,555,967	$2,383,936
Suresh Krishna	Cash Severance(3)	—	$847,665	—	$1,473,323	—
	Option Award Acceleration(4)	—	—	—	$891,296	$891,296
	Stock Award Acceleration(5)	—	—	—	$2,062,601	$2,432,825
	Benefit Continuation(6)	—	$13,256	—	—	—
	Outplacement	—	$10,000	—	$10,000	—
	Total	—	$870,921	—	$4,437,220	$3,324,121

(1)       If a named executive officer’s employment is terminated by reason of involuntary termination without cause or their retirement at or beyond age fifty-five (55) and they have five (5) or more years of service with the company prior to retirement, the named executive officer will become vested in the stock and option awards pro rata based on the number of months elapsed in the restriction period as of the date of retirement. For stock and option awards granted in 2017, excluding the performance stock unit awards with a market condition described in greater detail in the Compensation Discussion and Analysis under the heading, “Special Performance-Vested LTI Awards”, if a named executive officer is terminated by reason of retirement at or beyond age sixty (60) and they have five (5) or more years of service with the company prior to retirement, they are eligible to receive full vesting if they provide one-year notice of intention to retire (vesting is otherwise pro rata based on the number of months elapsed in the restriction period as of the date of retirement).

(2)       The amounts payable to the named executive officers upon a change in control may be subject to reduction under Sections 280G and 4999 of the Internal Revenue Code.

(3)       For the CEO, the cash severance compensation is equal to (a) two times the sum of (i) annual base salary and (ii) annual target cash incentive, plus (b) a pro rata portion of the CEO’s annual cash incentive. For each of the other named executive officers, the cash severance compensation is equal to (a) one times the sum of (i) annual base salary and (ii) annual target cash incentive, plus (b) a pro rata portion of the executive’s annual cash incentive.

(4)       The value of the automatic acceleration of the vesting of unvested stock options held by a named executive officer is based on the difference between: (i) the fair market value of our common stock as of December 29, 2017 ($37.59), and (ii) the per share exercise price of the options held by the executive. The range of exercise prices of unvested stock options held by our named executive officers included in the table as of December 30, 2017 was $18.81 to $33.32.

(5)       With the exception of the performance stock unit awards with a market condition granted in fiscal 2017 and described in greater detail in the Compensation Discussion and Analysis under the heading, “Special Performance-Vested RSU Awards”, the value of the automatic acceleration of the vesting of stock awards held by a named executive officer is based on: (i) the number of unvested stock awards held by the executive as of December 30, 2017, multiplied by (ii) the fair market value of our common stock on December 29, 2017 ($37.59). For the performance stock units awards with a market condition granted in fiscal 2017, a qualifying change in control termination on December 30, 2017 would result in 33% of the target number of units vesting. As such, the value related to these performance stock unit awards with a market condition is reflected in the qualifying change in control termination column as (i) 33% of number of unvested units held by the executive as of December 30, 2017, multiplied by (ii) the fair value of our common stock on December 29, 2017 ($37.59).

(6)       Represents the cost of “COBRA” medical and dental continuation coverage, less the amount paid by an active full-time employee for the same level of coverage.

Director Compensation

The following table summarizes the total compensation paid or earned by each of the non-employee members of our Board of Directors for the 2017 fiscal year ended December 30, 2017.

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Option Awards(2) ($)	All Other Compensation ($)	Total ($)
Daniel I. Alegre	$79,750	$71,075	$23,278	—	$174,103
Stephen L. Gulis, Jr.(3)	$91,250	$71,075	$23,278	—	$185,603
Michael J. Harrison(3)	$81,250	$71,075	$23,278	—	$175,603
Brenda J. Lauderback(3)	$90,250	$71,075	$23,278	—	$184,603
Barbara R. Matas (3) (4)	$79,250	$71,075	$23,278	—	$173,603
Kathleen L. Nedorostek	$83,250	$71,075	$23,278	—	$177,603
Vicki A. O’Meara	$79,250	$71,075	$23,278	—	$173,603
Michael A. Peel(3)	$93,250	$71,075	$23,278	—	$187,603
Jean-Michel Valette	$178,750	$71,075	$23,278	—	$273,103

(1)       Reflects the aggregate grant date fair value of 2,420 restricted stock awards granted during fiscal year 2017, computed in accordance with FASB ASC Topic 718. See Note 9, Shareholders’ Equity, to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 30, 2017, for a discussion of the relevant assumptions used in calculating these amounts. As of December 30, 2017, the aggregate number of shares outstanding under stock awards, including restricted stock, restricted stock units and phantom stock, held by those who served as non-employee directors during fiscal year 2017 was as follows: Mr. Alegre, 2,420 shares; Mr. Gulis, 66,886 shares; Mr. Harrison, 20,641 shares; Ms. Lauderback, 11,630 shares; Ms. Matas, 9,388 shares; Ms. Nedorostek, 14,512 shares; Ms. O’Meara, 2,420 shares; Mr. Peel, 13,608 shares, and Mr. Valette, 2,420 shares.

(2)       Reflects the aggregate grant date fair value of 1,875 stock option awards granted during fiscal year 2017, computed in accordance with FASB ASC Topic 718. See Note 9, Shareholders’ Equity, to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 30, 2017, for a discussion of the relevant assumptions used in calculating these amounts. As of December 30, 2017, the aggregate number of stock options outstanding held by those who served as non-employee directors during fiscal 2017 was as follows: Mr. Alegre, 11,357; Mr. Gulis, 22,232; Mr. Harrison, 14,826; Ms. Lauderback, 22,232; Ms. Matas, 4,122; Ms. Nedorostek, 17,232; Ms. O’Meara, 4,122; Mr. Peel 32,845; and Mr. Valette, 22,232.

(3)       Under the 2010 Omnibus Incentive Plan, non-employee directors may elect to defer receipt of any shares of the company’s common stock under an Incentive Award granted to non-employee directors under the Plan. For fiscal 2017, the following Directors have elected to defer receipt of their 2017 Incentive Award: Mr. Gulis, 2,420 shares; Mr. Harrison, 2,420 shares; Ms. Lauderback, 2,420 shares; Ms. Matas, 1,210 shares; and Mr. Peel, 2,420 shares.

(4)       Ms. Matas elected to receive director fees in the form of common stock under the company’s 2010 Omnibus Incentive Plan, and to defer receipt of such shares. The number of shares paid is determined by dividing the amount of the director’s fees to be deferred by the fair market value per share of our common stock on the date the fees otherwise would have been payable in cash. The number of shares to be received by this director in lieu of cash compensation for fiscal 2017 is 2,668 shares and the related grant date fair value was $78,750.

Annual Retainer. In 2017, all of our non-employee directors received an annual cash retainer of $80,000 (increased from $75,000 in 2016). The Chairs of each of the Committees of the Board receive additional compensation of $10,000 per year. No Committee members other than the Chair receive additional compensation for service on any Committee. The non-executive Chairman of the Board receives an additional retainer of $100,000 per year.

Meeting Fees. Non-employee directors are entitled to payment of meeting fees for Board and Committee meetings beyond the normal number of regular or typical meetings for the Board and each Committee in a fiscal year. Pursuant to this approval, non-employee directors (other than the Chairman of the Board) are entitled to (i) Board meeting fees of $1,000 per in-person meeting and $500 per telephonic meeting after a minimum of four Board meetings for the fiscal year, and (ii) Committee meeting fees of $750 per in-person Committee meeting and $500 per telephonic Committee meeting after a minimum of eight Audit Committee meetings and after a minimum of four meetings of each other Committee for the fiscal year.

Equity Compensation. Coincident with the annual meeting of shareholders, non-employee directors are eligible to receive equity compensation in amounts determined by the Management Development and Compensation Committee, of which generally 75 percent would be paid in the form of restricted stock and 25 percent in stock options, based on Black-Scholes valuation, with the grants to vest on the earlier of one year from the date of grant or the date of the next annual meeting at which directors are elected to the Board, so long as the director continues to serve on our Board of Directors. All options granted to directors have an exercise price equal to the fair market value of our common stock on the date of grant and remain exercisable for a period of up to 10 years, subject to earlier termination following retirement from the Board.

Reimbursement of Expenses. All of our directors are reimbursed for travel expenses for attending meetings of our Board or any Board committee and for attending director continuing education programs.

No Director Compensation for Employee Directors. Any director who is also an employee of our company does not receive additional compensation for service as a director.

CEO Pay Ratio

Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 requires most companies with publicly traded stock in the United States to identify the median total compensation of their worldwide employee population (other than the chief executive officer) and to compare that amount with the total compensation of their chief executive officer. Total compensation amounts are required to be calculated using the SEC’s compensation disclosure rules applicable to reporting compensation in the Summary Compensation Table of the proxy statement. Median employee compensation used to calculate the pay ratio is required to be the total compensation paid to an actual employee of the company. We identified our median employee using our total employee population as of December 30, 2017 by applying a consistently applied compensation measure across our employee population. For our consistently applied compensation measure, we included base wage, incentive compensation, commissions, over-time, paid time off, and holiday pay. We used this consistently applied compensation measure as it represents the primary compensation components paid to all of our employees. As a result, this compensation metric provides an accurate depiction of total annual compensation for the purpose of identifying our median employee. We then calculated the median employee’s total annual compensation in accordance with the requirements of the Summary Compensation Table. We annualized compensation for new hire employees that did not have a full year of tenure in the calculation, but we did not annualize compensation for part-time employees or temporary or seasonal employees.

Our median employee’s 2017 compensation was $52,130. Our Chief Executive Officer’s total 2017 compensation was $7,290,429 as reported in the Summary Compensation Table on page 52. Accordingly, our 2017 CEO to Median Employee Pay Ratio was 140:1.

Please note that our Chief Executive Officer’s total 2017 compensation includes a special performance-vested LTI award with grant value of $3,104,528, and this award is only earned for achievement of EPS of $2.75 in 2019. If this special award were excluded from the calculation to represent a more normalized rate of total compensation, our Chief Executive Officer’s total 2017 compensation for the Summary Compensation Table would have been $4,185,901, and our 2017 CEO to Median Employee Pay Ratio would have been 80:1.

Please keep in mind that under the SEC’s rules and guidance, there are numerous ways to determine the compensation of a company’s median employee, including the employee population sampled, the elements of pay and benefits used, any assumptions made and the use of statistical sampling. In addition, no two companies have identical employee populations or compensation programs, and pay, benefits and retirement plans differ by country even within the same company. As such, our pay ratio may not be comparable to the pay ratio reported by other companies.

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)		Weighted average exercise price of outstanding options, warrants and rights(3)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)(4)
Equity compensation plans approved by security holders	2,885,942	(2)	$20.23	2,619,407
Equity compensation plans not approved by security holders	None		Not applicable	None
Total	2,885,942		$20.23	2,619,407

(1)	Includes the Select Comfort Corporation 2004 Stock Incentive Plan and the Select Comfort Corporation 2010 Omnibus Incentive Plan.

(2)	This amount includes 395,217 restricted stock units, 791,825 performance-based stock units, 270,895 market-based stock units, and 73,197 phantom shares. Performance-based stock units for which the performance period has not yet been completed are shown at target. The actual number of shares to be issued under performance-based stock unit awards depends on company performance against goals.

(3)	The weighted average exercise price does not take into account the unvested restricted stock units, performance-based stock units, market-based stock units or phantom shares, which have no exercise price.

(4)	The number of shares of common stock available for issuance under the 2010 Plan is reduced by 1.15 shares for each share issued pursuant to a “full value” award or potentially issuable pursuant to a “full value” award, which are awards other than stock options or SARs that are settled by the issuance of shares of our common stock.

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION (“Say-on-Pay”)

(Proposal 2)

Background

Consistent with the views expressed by shareholders at our 2017 Annual Meeting, the Board of Directors has determined to hold an advisory vote to approve executive compensation annually.

This advisory resolution, commonly referred to as “say-on-pay,” is non-binding on the company and the Board of Directors. However, the Board and the Management Development and Compensation Committee value the opinions of our shareholders and will carefully consider the outcome of the vote when making future compensation decisions.

As described more fully in the Compensation Discussion and Analysis section of this Proxy Statement, our compensation programs are structured to align the interests of our executive officers with the interests of our shareholders. They are designed to attract, retain, and motivate a talented management team to preserve its competitive advantage in the marketplace and deliver sustainable profitable growth. Shareholders are urged to read the CD&A, which discusses in-depth how our executive compensation programs are aligned with our performance and the creation of shareholder value.

Proposal

The Board of Directors recommends that shareholders vote “For” approval of the following non-binding advisory resolution at the 2018 annual meeting:

RESOLVED, that the shareholders of Sleep Number Corporation approve, on an advisory basis, the compensation of the company’s named executive officers as described in the Compensation Discussion and Analysis, tabular disclosures and other executive compensation narrative provided in this Proxy Statement for the company’s 2018 Annual Meeting of Shareholders.

Vote Required

The affirmative vote of the holders of a majority of the shares of common stock present and entitled to vote in person or by proxy on this matter at the Annual Meeting, and at least a majority of the minimum number of shares necessary for a quorum, is necessary for approval of the foregoing resolution. Unless a contrary choice is specified, proxies solicited by the Board of Directors will be voted “For” approval of the foregoing resolution.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is responsible for providing independent, objective oversight with respect to our company’s accounting and financial reporting functions, internal and external audit functions, systems of internal controls regarding financial matters and legal, ethical and regulatory compliance. The Audit Committee operates under a written charter approved by the Board of Directors. A copy of the charter is available at the investor relations section of the company’s website at http://www.sleepnumber.com/sn/en/investor-relations.

The Audit Committee is currently composed of four directors, each of whom is independent as defined by the NASDAQ listing standards and SEC Rule 10A-3. Stephen L. Gulis, Jr. (Chair), Brenda J. Lauderback, Barbara R. Matas and Vicki A. O’Meara served on the Audit Committee throughout 2017 and through the date of this report. Michael J. Harrison served on the Audit Committee from the beginning of 2017 and through the annual meeting of shareholders in May of 2017.

Management is responsible for our company’s financial reporting processes and internal control over financial reporting. Deloitte & Touche LLP, our Independent Registered Public Accounting Firm, is responsible for auditing our company’s consolidated financial statements for the 2017 fiscal year. This audit is to be conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States). The Audit Committee’s responsibility is to monitor and oversee these processes.

In connection with these responsibilities, the Audit Committee met in person or by telephone conference eight times during 2017. These meetings involved representatives of management, internal audit and the independent auditors. At each of its regularly scheduled quarterly meetings, the Audit Committee meets in executive session and also meets in separate executive sessions with representatives of the Independent Registered Public Accounting Firm and with the executive who leads our internal audit function.

Management represented to the Audit Committee that our company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The Audit Committee has reviewed and discussed the consolidated financial statements, together with the results of management’s assessment of the company’s internal control over financial reporting, with management and the Independent Registered Public Accounting Firm. The Audit Committee discussed with the Independent Registered Public Accounting Firm the matters required to be discussed with the auditors under Statement on Auditing Standards No. 61 “Communication with Audit Committees” (Codification of Statements on Auditing Standards, AU 380), as amended. The Independent Registered Public Accounting Firm provided the Audit Committee with written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board, and the Audit Committee discussed with the Independent Registered Public Accounting Firm that firm’s independence.

Based upon the Audit Committee’s discussions with management, internal audit and the Independent Registered Public Accounting Firm, and the Audit Committee’s review of the representations of management and the Independent Registered Public Accounting Firm, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our company’s Annual Report on Form 10-K for the year ended December 30, 2017, for filing with the Securities and Exchange Commission.

This Audit Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

The Audit Committee of the Board of Directors

Stephen L. Gulis, Jr., Chair

Brenda J. Lauderback

Barbara R. Matas

Vicki A. O’Meara

RATIFICATION OF SELECTION
OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(Proposal 3)

Selection of Independent Registered Public Accounting Firm

The Audit Committee of our Board of Directors selected Deloitte & Touche LLP (“Deloitte”) as the company’s independent registered public accounting firm (“Independent Auditors”) for the 2018 fiscal year ending December 29, 2018. Deloitte has served as our Independent Auditors since the 2010 fiscal year.

Although the Board is not required to submit the selection of Independent Auditors to shareholders for ratification, and the Board would not be bound by shareholder ratification or failure to ratify the selection, the Board wishes to submit the selection of Deloitte to serve as our Independent Auditors for the 2018 fiscal year to our shareholders for ratification consistent with best practices in corporate governance.

If shareholders do not ratify the selection of Deloitte as our Independent Auditors, the Audit Committee will reconsider whether to retain Deloitte and may determine to retain that firm or another firm without resubmitting the matter to shareholders. Even if the selection of Deloitte is ratified by shareholders, the Audit Committee may, in its discretion, direct the appointment of a different firm of Independent Auditors at any time during the year if it determines that such a change would be in the best interests of the company and our shareholders.

Representatives of Deloitte will be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to questions from shareholders.

Audit and Other Fees

The aggregate fees billed for professional services by the Independent Auditors in 2017 and 2016 were:

	2017	2016
Audit fees (1)	$585,805	$554,000
Audit-related fees (2)	1,895	2,000
Audit and audit-related fees	$587,700	$556,000
Tax fees (3)	98,182	124,119
All other fees (4)	33,673	—
Total	$719,555	$680,119

(1)	Audit fees in 2017 and 2016 include fees incurred for the annual audit and quarterly reviews of the company’s consolidated financial statements and the annual audit of the company’s internal control over financial reporting for the years ended December 30, 2017 and December 31, 2016, respectively.

(2)	These fees related to access to an online accounting research tool.

(3)	These fees are primarily for tax compliance services based on time and materials. The 2016 amount also includes fees of $51,000 related to our acquisition of BAM Labs, Inc.

(4)	These fees relate to consulting services.

Under the Sarbanes-Oxley Act of 2002 and the rules of the Securities and Exchange Commission regarding auditor independence, the engagement of the company’s Independent Auditors to provide audit or non-audit services for the company must either be approved by the Audit Committee before the engagement or entered into pursuant to pre-approval policies and procedures established by the Audit Committee. Our Audit Committee has not established any pre-approval policies or procedures and therefore all audit or non-audit services performed for the company by the Independent Auditors must be approved in advance of the engagement by the Audit Committee. Under limited circumstances, certain de minimus non-audit services may be approved by the Audit Committee retroactively. All services provided to the company by the Independent Auditors in 2017 were approved in advance of the engagement by the Audit Committee and no non-audit services were approved retroactively by the Audit Committee pursuant to the exception for certain de minimus services described above.

Board Recommendation

The Board recommends a vote “For” ratification of the selection of Deloitte as our Independent Auditors for the 2018 fiscal year ending December 29, 2018. Unless a contrary choice is specified, proxies solicited by the Board will be voted “For” the ratification of the selection of Deloitte as Independent Auditors.

Vote Required

Assuming a quorum is present, the affirmative vote of the holders of a majority of the shares of common stock present and entitled to vote in person or by proxy on this matter at the Annual Meeting is necessary for approval of this proposal. Unless a contrary choice is specified, proxies solicited by the Board of Directors will be voted “For” approval of this proposal.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our Directors and executive officers and all persons who beneficially own more than 10% of the outstanding shares of our common stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our common stock. Executive officers, Directors and greater than 10% beneficial owners are also required to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based upon a review of the copies of such reports furnished to us during the 2017 fiscal year ended December 30, 2017 and written representations by such persons, all reports were filed on a timely basis.

Shareholder Proposals for 2019 Annual Meeting

Any shareholder proposal requested to be included in the proxy materials for the 2019 Annual Meeting of Shareholders must (i) be received by our Senior Vice President, Chief Legal and Risk Officer and Secretary on or before December 7, 2018 and (ii) satisfy all of the requirements of, and not otherwise be permitted to be excluded under, Rule 14a-8 promulgated by the SEC and our Bylaws.

Our Bylaws require advance written notice to our company of shareholder-proposed business or of a shareholder’s intention to make a nomination for Director at an annual meeting of shareholders. They also limit the business which may be conducted at any special meeting of shareholders to business brought by the Board.

Specifically, the Bylaws provide that business may be brought before an annual meeting by a shareholder only if the shareholder provides written notice to the Secretary of our company not less than 120 days prior to the first anniversary of the date that we first released or mailed our proxy materials to shareholders in connection with the preceding year’s annual meeting. Under these provisions, notice of a shareholder proposal to be presented at the 2019 Annual Meeting of Shareholders (but that is not requested to be included in the proxy materials) must be provided to the Secretary of our company on or before December 7, 2018. In the event, however, that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary of the preceding year’s annual meeting date, notice by the shareholder to be timely must be so delivered not later than the close of business on the later of the 120th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.

A shareholder’s notice must set forth:

●	A description of the proposed business and the reasons for it,

●	The name and address of the shareholder making the proposal,

●	The class and number of shares of common stock owned by the shareholder, and

●	A description of any material interest of the shareholder in the proposed business.

Our Bylaws also provide that a shareholder may nominate a Director at an annual meeting only after providing advance written notice to the Secretary of our company within the time limits described above. The shareholder’s notice must set forth all information about each nominee that would be required under SEC rules in a proxy statement soliciting proxies for the election of such nominee, as well as the nominee’s business and residence address. The notice must also set forth the name and record address of the shareholder making the nomination and the class and number of shares of common stock owned by that shareholder. The required procedures for a shareholder to nominate a Director are described in more detail above under the heading “Corporate Governance – Director Nominations Process.”

Other Business

Management of our company does not intend to present other items of business and knows of no items of business that are likely to be brought before the Annual Meeting except those described in this Proxy Statement. However, if any other matters should properly come before the Annual Meeting, the persons named in the enclosed proxy will have discretionary authority to vote such proxy in accordance with the best judgment on such matters.

Copies of 2017 Annual Report

We will furnish to our shareholders without charge a copy of our Annual Report on Form 10-K (without exhibits) for the 2017 fiscal year ended December 30, 2017. Any request for an Annual Report should be sent to:

Sleep Number Corporation

Investor Relations Department

1001 Third Avenue South

Minneapolis, Minnesota 55404

Householding Information

“Householding” is a program, approved by the SEC, which allows companies and intermediaries (e.g. banks and brokers or other nominees) to satisfy the delivery requirements for proxy statements and annual reports by delivering only one package of shareholder proxy material to any household at which two or more shareholders reside. If you and other residents at your mailing address own shares of our common stock in a “street name,” your broker or bank may have notified you that your household will receive only one copy of our proxy materials. Once you have received notice from your broker that they will be “householding” materials to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. Any shareholder who is receiving multiple copies of these documents and would like to receive only one copy per household should contact the shareholder’s bank, broker or other nominee record holder. If you hold shares of our common stock in your own name as a holder of record, “householding” will not apply to your shares.

We will promptly deliver an additional copy of any of these documents to you if you call us at (763) 551-7498 or write us at the following address:

Sleep Number Corporation

Investor Relations Department

1001 Third Avenue South

Minneapolis, Minnesota 55404

Your vote is important. Whether or not you plan to attend the Annual Meeting, please vote your shares of common stock “For” the Board’s nominees and “For” each of the other proposals before you at the Annual Meeting promptly by mail, telephone, or Internet as instructed on your proxy card.

By Order of the Board of Directors

Mark A. Kimball
Senior Vice President,
Chief Legal and Risk Officer and Secretary
April 6, 2018
Minneapolis, Minnesota

SLEEP NUMBER CORPORATION 1001 THIRD AVENUE SOUTH MINNEAPOLIS, MN 55404

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/SNBR2018

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E41401-P01533	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

SLEEP NUMBER CORPORATION			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors		☐	☐	☐
Nominees:

01) Daniel I. Alegre
02) Stephen L. Gulis, Jr.
03) Brenda J. Lauderback

The Board of Directors recommends you vote FOR proposals 2 and 3.								For	Against	Abstain

2.	Advisory Vote on Executive Compensation (Say-on-Pay).							☐	☐	☐

3.	Ratification of Selection of Independent Registered Public Accounting Firm.							☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

SLEEP NUMBER CORPORATION

ANNUAL MEETING OF SHAREHOLDERS

Wednesday, May 16, 2018

 8:30 a.m. Local Time

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

 The Combined Document is available at www.proxyvote.com.

E41402-P01533

Sleep Number Corporation 1001 Third Avenue South Minneapolis, MN 55404

This proxy is solicited by the Board of Directors of Sleep Number Corporation for use at the Annual Meeting of Shareholders to be held on May 16, 2018.

The undersigned hereby appoints Shelly R. Ibach and Mark A. Kimball (collectively, the “Proxies”), and each of them, with full power of substitution, as Proxies, to vote the shares which the undersigned is entitled to vote at the Annual Meeting of Shareholders of Sleep Number Corporation to be held on May 16, 2018, at 8:30 a.m. Local Time, and at any adjournment or postponement thereof. Such shares will be voted as directed with respect to the proposals listed on the reverse side hereof and, in the Proxies’ discretion, as to any other matter that may properly come before the meeting or at any adjournment or postponement thereof.

You are encouraged to specify your choices by marking the appropriate boxes on the reverse side. WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED “FOR” EACH OF THE NOMINEES NAMED ON THE REVERSE SIDE, “FOR” PROPOSALS 2 AND 3, SET FORTH ON THE REVERSE SIDE, and in the discretion of management with respect to such other business as may properly come before the meeting or any adjournment thereof.

See reverse for voting instructions.

*** Exercise Your Right to Vote ***

Important Notice Regarding the Availability of Proxy Materials for the
Shareholder Meeting to Be Held on May 16, 2018.

Meeting Information
SLEEP NUMBER CORPORATION	Meeting Type: For holders as of:	Annual Meeting March 21, 2018
Date: May 16, 2018 Time: 8:30 AM Local Time
Location: Meeting live via the Internet-please visit www.virtualshareholdermeeting.com/SNBR2018.
The company will be hosting the meeting live via the Internet this year. To attend the meeting via the Internet please visit www.virtualshareholdermeeting.com/SNBR2018 and be sure to have the information that is printed in the box marked by the arrow (located on the following page).

SLEEP NUMBER CORPORATION 1001 THIRD AVENUE SOUTH MINNEAPOLIS, MN 55404

You are receiving this communication because you hold shares in the company named above.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain proxy materials and voting instructions.

E41411-P01533

Before You Vote

How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:

COMBINED DOCUMENT

How to View Online: Have the information that is printed in the box marked by the arrow (located on the following page) and visit: www.proxyvote.com.

How to Request and Receive a PAPER or E-MAIL Copy:

If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

1)	BY INTERNET:	www.proxyvote.com
2)	BY TELEPHONE:	1-800-579-1639
3)	BY E-MAIL*:	sendmaterial@proxyvote.com

* If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before May 2, 2018 to facilitate timely delivery.

How To Vote

Please Choose One of the Following Voting Methods

Vote By Internet:

Before The Meeting:

Go to www.proxyvote.com. Have the information that is printed in the box marked by the arrow  (located on the following page) available and follow the instructions.

During The Meeting:

Go to www.virtualshareholdermeeting.com/SNBR2018. Have the information that is printed in the box marked by the arrow  (located on the following page) available and follow the instructions.

Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

E41412-P01533

Voting Items

The Board of Directors recommends you vote FOR the following:

1.	Election of Directors

Nominees:

01)	Daniel I. Alegre
02)	Stephen L. Gulis, Jr.
03)	Brenda J. Lauderback

The Board of Directors recommends you vote FOR proposals 2 and 3.

2.	Advisory Vote on Executive Compensation (Say-on-Pay).

3.	Ratification of Selection of Independent Registered Public Accounting Firm.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

E41413-P01533